Exhibit 2.1

EXECUTION VERSION

SECURITIES SALE AGREEMENT

relating to the sale of Héra SAS

HRA Lux S.à r.l.

Cemag SAS

Vaneau SAS

Fonds Commun de Placement d’Entreprise Héra

The persons listed in Schedule 1

(as Vendors)

and

Habsont Unlimited Company

(as Purchaser)

Perrigo Company plc, executing this Agreement for the purpose of Clause 21

(as Purchaser Guarantor)

October 20, 2021

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	9.1	REPRESENTATIONS BY EACH VENDOR INDIVIDUALLY	42
	9.2	ADDITIONAL REPRESENTATIONS BY HRA LUX	44
	9.3	ADDITIONAL REPRESENTATIONS BY THE MANCO SHAREHOLDERS ON A SEVERAL BASIS	45
	9.4	EXCLUSIVE REPRESENTATIONS AND WARRANTIES	45

10.	REFUND BY THE VENDORS		45
	10.1	REFUND	45
	10.2	LIMITS ON CLAIMS	46
	10.3	EXCLUSIONS	47
	10.4	DUTY TO MITIGATE	48
	10.5	CONDUCT OF THIRD PARTY CLAIMS	48
	10.6	NO RECOURSE AGAINST NON-PARTIES	49

11.	VENDORS REPRESENTATIVE		50

12.	U.S. SPECIAL RESOLUTION REGIME		51

13.	ADVISORS		51

14.	CONFIDENTIALITY AND ANNOUNCEMENTS		51

15.	FURTHER ASSURANCE		53

16.	SANCTIONS FOR NON PERFORMANCE		53

17.	ENTIRE AGREEMENT		54

18.	WAIVER AND VARIATION – HARDSHIP		54

19.	INVALIDITY		55

20.	ASSIGNMENT		55

21.	PARENT GUARANTEE		56

22.	PAYMENTS, SET OFF AND DEFAULT INTEREST		57

23.	NOTICES		57

24.	COSTS		58

25.	GOVERNING LAW AND JURISDICTION		59

SCHEDULE 1 LIST OF OTHER VENDORS			62

SCHEDULE (B) LIST OF THE SUBSIDIARIES			64

SCHEDULE (C) ALLOCATION OF THE SECURITIES			66

SCHEDULE 2 LIST OF MANCO SHAREHOLDERS			70

SCHEDULE 3 DISTRIBUTION AGREEMENTS			72

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iii

THIS AGREEMENT is made on October 20, 2021

BETWEEN

(1)

HRA Lux, a société à responsabilité limitée organized under the laws of Luxembourg whose registered office is at 2, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B204133;

(being hereinafter referred to as HRA Lux or the Main Vendor)

(2)

Cemag, a société par actions simplifiée organized under the laws of France whose registered office is at 55, rue de Turbigo, 75003 Paris, France, registered with the Trade and Companies Registry under number 411 169 329 RCS Paris;

(3)

Vaneau, a société par actions simplifiée organized under the laws of France whose registered office is at 21, rue Monsieur, 75007 Paris, France, registered with the Trade and Companies Registry under number 399 662 584 RCS Paris;

(4)

Fonds Commun de Placement d’Entreprise Héra, a fonds commun de placement d’entreprise, represented by Société Générale de Gestion, a société anonyme organized under the laws of France whose registered office is at 90, boulevard Pasteur, 75015 Paris, registered with the Trade and Companies Registry under number 491 910 691 RCS Paris, itself represented by Amundi Asset Management, a société par actions simplifiée organized under the laws of France whose registered office is at 90, boulevard Pasteur, 75015 Paris, registered with the Trade and Companies Registry under number 437 574 452 RCS Paris;

(5)	The persons listed in Schedule 1;

(the above Parties from (1) to (5) acting, except as set forth in this Agreement, severally but not jointly (conjointement mais non solidairement) for the purpose of this Agreement, being hereinafter referred to individually as a Vendor and collectively as the Vendors)

ON THE FIRST PART

(6)

Habsont Unlimited Company, an unlimited company organized under the laws of Ireland, whose registered office is at The Sharp Building, Hogan Place, Dublin 2, Ireland D02 TY74, represented under number 529994;

(the Purchaser)

(7)

Perrigo Company plc, a public limited company organized under the laws of Ireland, whose registered office is at The Sharp Building, Hogan Place, Dublin 2, Ireland D02 TY74, represented under number 529592;

(the Parent, executing this Agreement for the purposes of Clause 21).

ON THE SECOND PART

The Vendors and the Purchaser (and, for purposes of the description of the Parties to this Agreement and Clauses 15, 16, 17, 20(e), 21, 23 and 24(c), the Parent) being hereinafter collectively referred to as the Parties and individually as a Party.

WHEREAS

(A)

Héra, a société par actions simplifiée organized under the laws of France with a share capital of €35,862,368 whose registered office is at 200, avenue de Paris, 92320 Châtillon, registered with the Trade and Companies Registry of Nanterre under number 814 697 892 RCS Nanterre (the Company), is engaged through its Subsidiaries in the business of developing, registering and commercializing drugs and services for the non-prescription oral and/or emergency contraception market, the uterine fibroid market, the adreno-corticocarcinoma market and the Cushing syndrome, wound and scar care (the Business).

(B)	The Company holds on the date hereof, directly and indirectly, the shareholdings in the Subsidiaries as set out in Schedule (B) (List of the Subsidiaries).

(C)	As at the date hereof, the Securities are allocated among the Vendors as specified in Schedule (C) (Allocation of the Securities).

(D)

The Purchaser has expressed an interest in acquiring, directly or indirectly, the entire share capital of the Company. The Purchaser and its advisors have performed due diligence on the Group Companies, including data room due diligence, attendance at various expert sessions and management presentations, and has had access to certain reports with respect to specific accounting, legal and tax matters concerning the Group Companies.

(E)	On September 8 2021, the Purchaser delivered to the Vendors a written, binding and irrevocable offer regarding the acquisition of the Securities from the Vendors (the Put Option).

(F)

Following the due information and consultation of the relevant employee representative bodies in accordance with applicable Laws and the terms of the Put Option, the Vendors having executed the Put Option have accepted the offer delivered by the Purchaser.

(G)

The Parties have therefore decided to enter into this Agreement which sets out the terms and conditions pursuant to which the Vendors shall transfer to the Purchaser, and the Purchaser shall acquire from the Vendors, directly and indirectly, all the Securities.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

In this Agreement, unless the context otherwise requires:

Acquired Company Securities means the Company Securities other than those owned by HRA NewCo and the Mancos.

Additional Amount means an interest of 3.90% per annum, increased to 6.01% per annum as from 1st January 2022, on the amount of the Base Amount set out in Clause 3.1(a), on the basis of a year of 365 days, calculated prorata temporis for the period starting on the Locked Box Date and ending on the Completion Date (inclusive).

Adverse Order has the meaning given in Clause 4.1(a)(iii).

Affiliate means, in relation to a person, any other person that, as of the time of a determination of Affiliate status, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person, in each case from time to time, it being agreed that, with respect of the Main Vendor, such term shall include (i) Astorg and any investment company, limited partnership, fund, other collective investment vehicle or managed account that is (or any assets of which are) managed or advised by Astorg Asset Management S.à r.l. or any of its Affiliates (together, the Astorg Affiliates), (ii) the Broad Street Entity and any entity directly or indirectly controlled by, or controlling of, or under common control with it; and (iii) The Goldman Sachs Group, Inc. and its Affiliates and any investment company, limited partnership, fund, other collective investment vehicle or managed account that is (or any assets of which are) managed or advised by the Broad Street Entity or any of its Affiliates (sub-limbs (ii) and (iii) together, the GS Affiliates), provided that (a) with respect to the Main Vendor, except when used in the definition of Related Party Agreement, the term Affiliate shall not include the portfolio companies of funds managed, controlled or advised by any Astorg Affiliate or any GS Affiliate (other than the Main Vendor); and (b) with respect to any Vendor, the term Affiliate shall not include the Group Companies.

Agreement means this securities sale agreement and each of its schedules, as such agreement and such schedules may be amended from time to time.

Antitrust Authorities means the applicable Authorities in the following jurisdictions from which an Antitrust Clearance must be obtained before Completion, based on the assessment made by the Purchaser and its legal advisers: Germany, Spain, Turkey and the United States.

Antitrust Clearances means all approvals, authorizations, clearances, consents, expirations of waiting periods or granting or issuance of any licenses, orders, waivers or permits from the Antitrust Authorities that are required under applicable Laws designed to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade to enable Completion to occur.

Astorg means Astorg VI Investments, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B201660 and whose registered office is at 2, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg.

Authority means any competent governmental, administrative, regulatory, judicial, disciplinary, enforcement or tax raising body, authority, agency, commission, court or tribunal of any jurisdiction, whether supranational, national or regional or local and any subdivision, department or branch of any of the foregoing.

Base Amount has the meaning given in Clause 3.1(a).

Benefit Plan means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any other compensation or benefit plan, program, policy or contract, including insurance coverage, bonus, commission, profit sharing, severance, termination, change in control or retention compensation or benefits, employment or directorship or similar service agreements, disability benefits, paid time off, health and welfare benefits, deferred compensation, pension, share awards, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

Break Fee has the meaning given in Clause 4.3(a).

Broad Street Entity means Broad Street Principal Investments Holdings, L.P., a limited partnership incorporated and existing under the laws of Delaware, USA, registered with the Division of Corporations of Delaware under number 5342622 and whose registered office is at 200 West Street, New York, New York 10282-2198, USA.

Business has the meaning given in paragraph (A) of the Preamble hereto.

Business Day means a day (other than a Saturday or Sunday) on which banks and financial markets are open in France, Luxembourg and the United States.

Clean Team Agreement means the clean team confidentiality agreement, dated as of 28 July 2021, by and between the Main Vendor, the Company and Perrigo Company, plc.

Claim means any claim by the Purchaser for the payment of a Refund by any of the Vendors in accordance with Clause 10.

Code means the Internal Revenue Code of 1986, as amended

Company has the meaning given in paragraph (A) of the Preamble hereto.

Company Benefit Plan means any Benefit Plan, or portion thereof, (a) that is sponsored, maintained or contributed to, or that is required to be sponsored, maintained or contributed to, by any Group Company or (b) for which any Group Company has any obligation to contribute or other liabilities.

Company Convertible Bonds means (i) the 191,610,785 outstanding bonds convertible into ordinary shares of the Company, issued by the Company on 18 February 2016, and (ii) the 39,221,598 outstanding bonds convertible into ordinary shares of the Company, issued by the Company on 19 September 2017.

Company Convertible Bonds Amount means an amount equal to the nominal value of the Company Convertible Bonds (i.e., €1 per Company Convertible Bond), increased by compound and accrued interests as from their issuance and up to the Completion Date (inclusive) in accordance with their terms and conditions as in effect on the Put Option Date. For reference the Company Convertible Bonds Amount as at the Locked Box Date (inclusive) was €343,432,346.

Company Securities means all the securities issued by the Company (including the Company Convertible Bonds), the details of which are set out in Schedule (C) (Allocation of the Securities).

Completion means completion of the Transaction in accordance with Clause 6.

Completion Date means the date on which Completion takes place.

Completion Payments has the meaning given in Clause 3.5.

Conditions means the conditions precedent set out in Clauses 4.1(a), 4.1(b) and 4.1(c).

Confidentiality Agreement means the Confidentiality Agreement, dated as of May 5, 2021, by and between the Company and Perrigo Company, plc.

Confidential Information has the meaning given in Clause 14.

COVID-19 means SARS-COV 2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

Data Room means the information made available to the Purchaser prior to the Put Option Date in the data room located on a server hosted by Intralinks, which has been copied onto a USB key of which a copy has been provided to the Purchaser and a copy is retained by the Vendors Representative.

Deducted Vendors Costs has the meaning given in Clause 11.

Default Right has the meaning given in Clause 12.

Encumbrance means any security interest, mortgage, charge, pledge, claim, lien, assignment or fiducie by way of security, hypothecation, title retention, easement, burden, real or personal right or other restriction or limitation of any kind, whether restricting the right of disposal, ownership, assignment, transfer, disposition or otherwise (including any right to acquire, call option, tag along, drag along, preference, first-offer, first-refusal or pre-emption right), except for restrictions on transfer if generally imposed by applicable securities Laws.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Existing Encumbrances means the Encumbrances under the Existing Facilities existing prior to the Completion Date.

Existing Facilities means (i) the senior facilities agreement dated 20 September 2017 entered into between, among other, the Company as parent, the Company and Laboratoire HRA Pharma as original borrowers and original guarantors, Goldman Sachs International, HSBC Bank plc and Nomura Bank International plc as arrangers, the financial institutions listed therein as original lenders, HSBC Bank Plc as agent and HSBC Corporate Trustee Company (UK) Limited as security agent, as amended by the incremental facility notice, dated 22 February 2018, the incremental facility notice, dated 21 June 2019 and the incremental facility dated 26 March 2020, and (ii) the second lien notes subscription agreement dated 27 June 2019 entered into between, among others, the Company as issuer, Nomura International plc as arranger and HSBC Corporate Trustee Company (UK) Limited as second lien security agent, in each case as amended and/or supplemented from time to time (and as from the Put Option Date, in accordance with the Put Option and this Agreement).

Existing Indebtedness means all outstanding and unpaid amounts as at the Completion Date owed by the Group Companies, pursuant to, or in connection with, the Existing Facilities (in principal, interest, penalties and any other sums and including, without limitation, all breakage costs due in connection with the voluntary or mandatory prepayment of the Existing Facilities).

FCPE means the Fonds Commun de Placement d’Entreprise Héra.

Foreign Investment Authorizations means (i) (A) a decision from the French Ministry of Economy which authorizes the Transaction pursuant to Articles L. 151-3 and R. 151-1 et seq. of the French Monetary and Financial Code or (B) a written confirmation from the French Ministry of Economy that the Transaction does not fall within the scope of Articles L. 151-3 and R. 151-1 et seq. of the French Monetary and Financial Code, and (ii) (A) a decision from the Italian Presidency of the Council of Ministers which authorizes the Transaction with respect to the Italian foreign direct investment law or under Italian Decree-Law No. 21 of March 15, 2012 converted with amendments by Law no. 56 of May 11, 2012 or (B) a written confirmation from the Italian Presidency of the Council of Ministers that the Transaction does not fall into the scope of application of the Italian foreign direct investment law or of Italian Decree-Law No. 21 of March 15, 2012 converted with amendments by Law no. 56 of May 11, 2012.

Fraud means fraud or wilful misconduct within the meaning of Article 1137 of the French civil code (“dol”).

French GAAP means the applicable requirements of the French Commercial Code, together with French generally accepted accounting rules, methods and principles, in each case effective as at the date of the relevant accounts and applicable to individual commercial entities.

Group means the Company and each of its Subsidiaries.

Group Company means any member of the Group.

HRA Lux has the meaning given in the description of the Parties to this Agreement.

HRA NewCo means HRA NewCo S.à r.l., a société à responsabilité limitée organized under the laws of Luxembourg whose registered office is at 2, rue Albert Borschette, L-1246 Luxembourg, Grand Duché du Luxembourg, registered with the Luxembourg Trade and Companies Register under number B253572.

HRA NewCo Net Cash Position means, with respect to HRA NewCo, an amount (whether positive or negative) calculated as of the Completion Date and equal to (i) the cash in hand and credit balances in deposit, current or saving accounts (excluding any restricted cash, but including deposits in transit and net of outstanding checks or transfers, and it being specified that any amounts in this clause (i) in excess of €3,000 shall be ignored for the purposes of calculating the HRA NewCo Net Cash Position), less (ii) loans, bonds, facilities and other borrowings with financial institutions, shareholders or third parties, expenses incurred and unpaid, as well as (x) any Taxes of HRA NewCo or any of its Subsidiaries (other than any Group Company), or for which HRA NewCo or any of its Subsidiaries (other than any Group Company) is liable or required to make a payment in respect of, imposed in respect of any taxable period which Taxes are unpaid as of the Completion Date but are due or payable or required to be accrued as a liability or reserved for in accordance with French GAAP standards applicable as of December 31, 2020, (y) other liabilities or obligations that would be required by French GAAP standards applicable as of December 31, 2020 to be reflected on a balance sheet of HRA NewCo and its Subsidiaries (other than any Group Company), if any, and (z) off-balance sheet commitments having the nature of debt.

HRA NewCo Securities means all the securities issued by HRA NewCo, the details of which are set out in Schedule (C) (Allocation of the Securities).

IRS has the meaning given in Clause 7.3(a).

Known Leakage has the meaning given in Clause 3.2(b).

Laws means all applicable legislation, statutes, transposed directives, regulations, decrees, ordinances, instruments, codes and other legislative or regulatory measures or decisions having the force of law, treaties, conventions and other agreements between states or countries, or between states or countries and the European Union or other national or supranational authorities, and all judgments, decisions, orders, directives, recommendations, circulars or standards of any Authority, including any judicial or administrative interpretation thereof.

Leakage means any of the following, when made, conferred, assumed, incurred, or accrued by any Group Company during the period commencing on (but excluding) the Locked-Box Date up to (and including) the Completion Date:

(a)	the payment or declaration of any dividend or other distribution, whether actual or deemed, in cash or in kind, to any Leakage Party;

(b)	the distribution, repurchase, repayment, or redemption to any Leakage Party in respect of any share capital, securities or shareholder or other loan;

(c)

the payment or accrual of any interest to any Leakage Party, whether in cash or in kind, with respect to a shareholder or other loan or securities (other than the accrual of interest or fixed dividend rights under the Securities to the extent such accrual of interest or fixed dividend rights transfer to the Purchaser at Completion and are therefore not payable at or after Completion to any Leakage Party);

(d)	the payment of management, consulting or other similar fees to any Leakage Party;

(e)	any gift or gratuitous payment to or for the benefit of any Leakage Party;

(f)

the sale, purchase, transfer or disposal of any asset to any Leakage Party, unless (in the case of Vendors other than the Main Vendor) it is at a fair market value and made in the ordinary course of business consistent with past practice and in accordance with Clause 5.1(a);

(g)

any transaction bonus, fee or amount (or other similar compensation or benefits) accrued, incurred or payable by the Group Companies to any employee, consultant, manager, director or other officer of HRA NewCo, any Manco, any of the Group Companies or any member of a Vendor’s Group triggered by, or otherwise payable in connection with, the execution of this Agreement or the consummation of the Transaction (whether alone or in combination with any other event);

(h)

the payment, incurrence or accrual of fees or expenses in connection with this Agreement or the Transaction, including to any adviser appointed by or on behalf of any member of a Vendor’s Group or the Group Companies and any Taxes imposed on or payable in connection with any settlement or termination contemplated by Clause 5.3(a) or Clause 7.3(b);

(i)

the forgiveness, release, discounting, settlement, compromise, indemnification, discharge, payment, accrual or waiver of any amount owed by, or obligation, guarantee or liability of, any Leakage Party or of any claim outstanding against any Leakage Party, or assumption, indemnification, accrual or incurrence by any Group Company of any guarantee, liability or obligation of (including any Tax of, imposed on or payable by or in respect of), or for the benefit of, a Leakage Party;

(j)	any Encumbrance made, created or granted over the assets, rights or other interests of any Group Company by or for the benefit of any Leakage Party;

(k)	any arrangement, agreement or commitment by or on behalf of any Group Company to do any of the matters or actions set out in paragraphs (a) to (j) above; and

(l)

any fees, costs, Taxes or other amounts or liabilities accrued, incurred or paid or agreed to be paid or payable in connection with any of the matters set out in paragraphs (a) to (j) above, other than any VAT which is recoverable by a Group Company or a member of the Purchaser Group;

in each case other than a Permitted Leakage.

Leakage Party means any member of a Vendor’s Group or any director, officer, employee, representative, equityholder (other than equityholders of publicly-traded entities or limited partners of Astorg Affiliates or GS Affiliates (which limited partners are not themselves Astorg Affiliates or GS Affiliates)), successor or assign of any member of a Vendor’s Group.

Leakage Tax Benefit Amount has the meaning given in Clause 3.2(a).

Locked Box Date means 31 December 2020.

Long Stop Date means March 8, 2022 at 8:00 pm CET or such later date as may be agreed in writing by the Vendors Representative and the Purchaser prior to such date.

Loss means any loss or damage (préjudice) suffered or incurred by any member of the Purchaser Group (or HRA NewCo, the Mancos or the Group Companies following Completion) or any of their respective directors or officers and all penalties, costs, late payment interest, liabilities, claims, Taxes, fines, deficiencies, reasonable fees and expenses, provided however that a Loss shall not include lost opportunities (perte de chance) and loss of reputation (préjudice d’image).

Main Vendor has the meaning given in the description of the Parties to this Agreement.

Management Warranty Agreement means the warranty agreement dated the Put Option Date entered into by the Purchaser and the persons set forth on Schedule 1 thereto.

Manco means any of Manco 1, Manco 2 or Manco 3 and Mancos means all of Manco 1, Manco 2 and Manco 3.

Manco 1 means Héra Manco 1, a société par actions simplifiée organized under the laws of France whose registered office is at 200, avenue de Paris, 92320 Châtillon, registered with the Trade and Companies Registry of Nanterre under number 818 466 336 RCS Nanterre.

Manco 2 means Héra Manco 2, a société par actions simplifiée organized under the laws of France whose registered office is at 200, avenue de Paris, 92320 Châtillon, registered with the Trade and Companies Registry of Nanterre under number 818 466 468 RCS Nanterre.

Manco 3 means Héra Manco 3, a société par actions simplifiée organized under the laws of France whose registered office is at 200, avenue de Paris, 92320 Châtillon, registered with the Trade and Companies Registry of Nanterre under number 818 498 388 RCS Nanterre.

Manco Net Cash Position means, with respect to a Manco, an amount (whether positive or negative) calculated as of the Completion Date and equal to (i) the cash in hand and credit balances in deposit, current or saving accounts (excluding any restricted cash, but including deposits in transit and net of outstanding checks or transfers, and it being specified that any amounts in this clause (i) in excess of €3,000 shall be ignored for the purposes of calculating the Manco Net Cash Position), less (ii) loans, bonds, facilities and other borrowings with financial institutions, shareholders (including the Shareholder Loans) or third parties, expenses incurred and unpaid, as well as (x) any Taxes of such Manco (or any of its Subsidiaries (other than any Group Company)), or for which such Manco or any of its Subsidiaries (other than any Group Company) is liable or required to make a payment in respect of, imposed in respect of any taxable period which Taxes are unpaid as of the Completion Date but are due or payable or required to be accrued as a liability or reserved for in accordance with French GAAP standards applicable as of December 31, 2020, (y) and other liabilities or obligations that would be required by French GAAP standards applicable as of December 31, 2020 to be reflected on a balance sheet of such Manco and (z) off-balances sheet commitments having the nature of debt.

Manco Securities means all the securities issued by any Manco (which, for the avoidance of doubt, do not include the Shareholder Loans), the details of which are set out in Schedule (C) (Allocation of the Securities), and Mancos Securities means the all securities issued by all the Mancos.

Manco Shareholders means the persons listed in Schedule 2 (List of Manco Shareholders).

Material Contract means any agreement, contract, commitment, instrument, arrangement or understanding (in each case, whether oral or written) to which HRA NewCo, any Manco or any Group Company is a party or by which any of its assets are bound: (i) to which any Substantial Customer or Substantial Supplier is a party (or, with respect to any such agreement, contract, commitment, instrument, arrangement or understanding entered into after the Put Option Date, in which the counterparty would have been a Substantial Customer or Substantial Supplier had such agreement, contract, commitment, instrument, arrangement or understanding been entered into as of January 1, 2021); (ii) which limits, restricts or purports to restrict in any material respect the ability of any Group Company or any Affiliate of any Group Company (including Purchaser or any of its Affiliates following Completion) to compete or solicit any client or customer in any part of the world; or (iii) is set out in the folders of the Data Room set forth on Schedule 3 (Distribution Agreements).

Non-Party Affiliates has the meaning given in Clause 10.6(b).

Non-Party Individual has the meaning given in Clause 10.6(b).

Parent has the meaning given in the description of the Parties to this Agreement.

Party has the meaning given in the description of the Parties to this Agreement.

Payment Bank Account Details means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment to the payee.

Payoff Letters has the meaning given in Clause 3.3(d).

Permitted Leakage means any of the following when made by any Group Company:

(a)

any payment in respect of compensation, remuneration, salaries, pension contributions, performance or other bonuses or other reimbursements, benefits or expenses due to any employee, consultant, manager, director or other officer of the Group who are Vendors or members of a Vendor’s Group, in the ordinary course of business consistent with past practice (excluding for the avoidance of doubt, any payment described in clause (g) of the definition of Leakage) and, in each case, only to the extent paid as required by, and in accordance with, the terms of their employment, appointment or services agreement as in force as of the Put Option Date and disclosed to the Purchaser in the Data Room prior to such date or as entered into or amended after the Put Option Date not in violation of Clause 5.1 or Clause 5 of the Put Option;

(b)

any accrual of interest and any payment arising under the Shareholder Loans, the Existing Facilities and/or any existing hedging agreement entered into in connection with the Existing Facilities, including any costs and expenses incurred in connection with the repayment of the Existing Indebtedness and the release of the Existing Encumbrances, in each case, in accordance with the terms of such arrangements in effect as of the Put Option Date and disclosed to the Purchaser in the Data Room prior to the Put Option Date;

(c)	the payment of fees and expenses for the Data Room up to a maximum amount of €60,000 (VAT included);

(d)

any amounts or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of any Group Company (i) at the written request or with the written agreement of the Purchaser (in each case delivered on behalf of the Purchaser by the individual specified in Clause 5.1(c)(ii)) or (ii) as expressly required by the terms of this Agreement, in each case, other than in connection with any transaction contemplated by Clause 5.3(a);

(e)	any Leakage described in Schedule 4 (Permitted Leakage); and

(f)	any Taxes accrued, incurred or paid or agreed to be paid or payable in connection with any of the matters set out in paragraphs (a) to (e) above.

Permitted Transfer has the meaning given in Clause 5.2.

PMDA Condition means the grant by the Japanese Pharmaceuticals and Medical Devices Agency to ASKA Pharmaceutical Co., Ltd of the authorization to market the Product (i.e., the Esmya product) in the Territory, as such terms are defined in that certain sale and purchase agreement of intellectual property rights entered into between Laboratoire HRA Pharma SAS and ASKA Pharmaceutical Co., Ltd effective as of 7 August 2018, as amended from time to time, and in particular on 23 March 2021, and pursuant to which the portion of the Second Installment (as defined in such agreement) specified in Section II(3)(a) of such 23 March 2021 amendment shall have become due (such amount due, the PMDA Receivable).

Pre-Completion Notice has the meaning given in Clause 3.4(a).

President of the Mancos means the president of the Mancos within the meaning of article L. 227-6 of the French Commercial Code (namely, on the date hereof, David Wright).

Proceeding means any action, demand, claim, opposition, arbitration, litigation, suit, enquiry, audit, examination or investigation (in each case whether civil, criminal or administrative) brought or conducted by or before an Authority or arbitrator.

Purchase Price has the meaning given in Clause 3.1(a).

Purchaser has the meaning given in the description of the Parties to this Agreement.

Purchaser Group means the Purchaser and each of its Affiliates including, for the avoidance of doubt, HRA NewCo, the Mancos and the Group Companies from Completion.

Purchaser Guaranteed Obligations has the meaning given in Clause 21.

Put Option has the meaning given in paragraph (E) of the Preamble hereto.

Put Option Date means September 8, 2021.

Refund has the meaning given in Clause 10.

Regulatory Conditions has the meaning set forth in Clause 4.1(a)(iii).

Related Party Agreement means any binding agreement, arrangement or understanding between or among any Group Company, HRA NewCo or any Manco, on the one hand, and any Vendor or any of its Affiliates, on the other hand (other than (i) any employment, officer (mandat social), indemnification or similar agreement or arrangement entered into in the ordinary course of business consistent with past practice with any Vendor who is an officer, director or employee of any Group Company, in their capacity as such, and (ii) any commercial agreements or other arrangement on arm’s length terms entered into in the ordinary course of business consistent with past practice with any GS Affiliate or Astorg Affiliate (including, for the avoidance of doubt, any of their respective portfolio companies)).

Representatives means, in relation to a Party, its Affiliates and its and their respective directors, officers, employees, agents, attorneys, auditors, consultants, advisers and other representatives.

Section 338(g) Elections has the meaning given in Clause 7.3(a).

Section 338(g) Forms has the meaning given in Clause 7.3(a).

Securities means the Acquired Company Securities, the HRA NewCo Securities and the Mancos Securities, the details of which are set out in Schedule (C) (Allocation of the Securities).

Shareholder Loans means the vendor loan agreements dated 29 January 2018 between HRA Lux, as lender, and respectively (i) Manco 1, for an initial principal amount of €178,620, (ii) Manco 2, for an initial principal amount of €25,380, and (iii) Manco 3, for an initial principal amount of €296,000.

Shareholder Receivable means all outstanding and unpaid amounts as at the Completion Date (in principal, interest, penalties and any other sums) owed by the Mancos, pursuant to, or in connection with, the Shareholder Loans.

Shareholders’ Agreement means the shareholders’ agreement relating to the Company dated 18 February 2016, amended on 1st July 2016 and on 21 October 2016, between HRA Lux, HRA TF S.à r.l.,

the Broad Street Entity, Vaneau S.A.S., Cemag S.A.S. (pursuant to an accession agreement dated 24 March 2016), André Ulmann, Stephen Monod, Shelagh Monod (pursuant to an accession agreement dated 23 July 2020), Erin Gainer, the Mancos, the Managers (as such term is defined therein) and the Company.

Subsidiaries means, in relation to any person, any other person in which such first person, directly or indirectly, owns a majority of the shares, capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or otherwise, directly or indirectly, controls through an investment or participation in the equity of such company.

Substantial Contract means any agreement, contract, commitment, instrument, arrangement or understanding (in each case, whether oral or written) to which HRA NewCo, any Manco or any Group Company is a party or by which any of its assets are bound to which any Substantial Customer or Substantial Supplier is a party (or, with respect to any such agreement, contract, commitment, instrument, arrangement or understanding entered into after the Put Option Date, in which the counterparty would have been a Substantial Customer or Substantial Supplier had such agreement, contract, commitment, instrument, arrangement or understanding been entered into as of January 1, 2021).

Substantial Customer means the top 20 customers by reference to the Group’s revenue since 1 January 2021.

Substantial Supplier means the top 20 suppliers by reference to the Group’s purchases since 1 January 2021.

Surviving Provisions has the meaning given in Clause 4.2(d).

Tax Authority means any Authority (whether within or outside France) having jurisdiction over the assessment, administration, determination, collection or imposition of any Tax.

Tax(es) means (i) all tax liabilities, whether direct or indirect, including without limitation all direct or indirect taxes, withholdings, duties, levies, deductions, property taxes, business taxes, stamp duties, value added taxes, customs and excise taxes and social contributions, whenever and wherever imposed (including the ones imposed by way of a withholding or deduction), and any related fines, charges, interest, penalties and additions relating to any of the foregoing, (ii) any liability for the payment of any amounts of the type described in subsection (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for Tax purposes, or, a party to any Tax sharing agreement, and, (iii) any liability for the payment of any amounts of the type described in subsection (i) or (ii) as a result of being a transferee or a successor to any person or as a result of any obligation to indemnify any other person.

Tax Benefit means, for the relevant taxable year of the Purchaser or Group Companies (as applicable), the amount, as reasonably determined by Purchaser, equal to the excess of (A) the Taxes that would have been actually payable in cash in the relevant taxable year of the Purchaser or Group Companies (as appliable) if there were no Tax deduction, expense or credit (or any other item that decreases Taxes) for the relevant Leakage or Loss item (as applicable) for such taxable year, over (B) the Taxes actually payable in cash in such taxable year by the Purchaser or Group Companies (as applicable) determined by treating, for purposes of clause (B), the Tax deduction, expense or credit (or any other item that decreases Taxes) for the relevant Leakage or Loss item (as applicable) as being the last tax item(s) utilized for such taxable year.

Tax Representations means all representations given by the Main Vendor in Clauses 9.2(f) to 9.2(i) and Tax Representation means any of them.

Tax Return means all reports, returns, declarations, elections, claims for refund, voucher or electronic equivalents, estimated or information returns or statements filed or required to be filed with any Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

Third Party means any person that is not a Party.

Third Party Claim has the meaning given in Clause 10.5.

Transaction means the sale and purchase of the Securities by the Vendors to the Purchaser in accordance with the terms of this Agreement, and any other transactions contemplated by this Agreement.

Transferee has the meaning given in Clause 5.2.

U.S. Special Resolution Regime means each of the Federal Deposit Insurance Act (12 U.S.C. §§ 1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. §§ 5381–5394) and the regulations promulgated thereunder.

Vendors has the meaning given in the description of the Parties to this Agreement, plus any person acceding to this Agreement in such capacity in accordance with Clause 5.2(a)(i).

Vendors Due Diligence Reports means the legal and tax due diligence reports relating to the Group issued respectively by Dechert LLP on July 20, 2021, as amended on August 11, 2021, and EY Société d’avocats on July 20, 2021, and the P&L data book relating to the Group issued by PricewaterhouseCoopers on July 16, 2021.

Vendor’s Group means (i) in relation to a Vendor that is a legal entity, such Vendor and any of its respective Affiliates (but excluding, for the avoidance of doubt, the Group Companies, HRA NewCo and the Mancos) and (ii) in relation to a Vendor that is a natural person, such Vendor, its Affiliates and such Vendor’s spouse, partner and direct family members until the second degree.

Vendors Representative has the meaning given in Clause 11.

1.2	INTERPRETATION

(a)	In this Agreement, unless the context otherwise requires:

(i)

“control” has the meaning given to it by article L. 233-3 of the French Commercial Code, it being agreed that the managing company of an investment fund shall be deemed to have control over such investment fund;

(ii)

except if otherwise specified, references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to paragraphs are references to paragraphs of the Clause and the Schedule in which the reference appears and references to this Agreement include the Schedules;

(iii)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(iv)	references to a “Party” means a party to this Agreement and includes its successors in title, personal representatives and permitted assignees;

(v)

references to a “person” includes any individual, partnership, company, association, trust, union, organisation or other entity, public or private, in each case whether or not having separate legal personality, and including (x) any Authority and (y) such person’s successors in title, personal representatives and permitted assignees;

(vi)	references to a “company” includes any company, corporation or other body corporate irrespective of its legal form, wherever and however incorporated or established;

(vii)	references to “EUR”, “euros”, or “€” are references to the lawful currency from time to time of France;

(viii)	references to times of the day are to Paris time unless otherwise stated;

(ix)	references to “agreed form”, in relation to a document, are references to the form of that document initialled by or on behalf of each of the Parties for identification;

(x)	the word “or” shall not be exclusive;

(xi)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; and

(xii)

references to any statute in this Agreement include the rules and regulations promulgated thereunder and all applicable official guidance, guidelines, bulletins or policies issued or made in connection therewith by an Authority.

(b)	The headings and sub-headings in this Agreement are inserted for convenience only and shall have no legal effect.

(c)	Each of the schedules to this Agreement shall form part of this Agreement.

(d)	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

(e)	To the fullest extent permitted by applicable Law, each Party hereby expressly waives the provisions of articles 1190 and 1602 of the French Civil Code.

(f)

The provisions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under this Agreement, provided that the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” provided herein.

(g)	If a French term has been added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term.

(h)

The phrases “best efforts” and “best endeavours” shall be construed as obligation de moyens renforcée and “reasonable efforts” and “reasonable endeavours” shall be interpreted as an obligation de moyens simple under French Law.

(i)

Unless the context requires otherwise, any reference to a statutory provision shall include such provision as it may from time to time be modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement.

(j)	Any reference in this Agreement to a “notice” shall be deemed to be a reference to a “written notice” (and the words “notify”, “notified”, “notification” shall be interpreted accordingly).

(k)

Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be effected by crediting by wire transfer and in immediately available funds the account specified hereunder on or before the due date of payment.

(l)

Except as expressly set forth in this Agreement, all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one Vendor under this Agreement are given or entered into severally (conjointement mais non solidairement) and not jointly or jointly and severally (conjointement et solidairement).

2.	SALE OF SECURITIES

On the terms and subject to the conditions set out in this Agreement, each Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from each Vendor, all of its Securities, at Completion, free from all Encumbrances, together with all rights attaching to such Securities as at Completion.

3.	PURCHASE PRICE

3.1	PURCHASE PRICE

(a)	The aggregate purchase price shall be equal to:

(i)

€958,750,000 (the Base Amount), (A) increased by the Additional Amount, (B) if the PMDA Condition is satisfied prior to the Completion Date, increased by €9,000,000 (the PMDA Amount, which, for the avoidance of doubt, shall be payable by Purchaser to Vendors only at the time provided in, and subject to the conditions of, Clause 3.5(a)), and (C) decreased by compound and accrued interest on the Company Convertible Bonds as from the Locked Box Date up to the Completion Date (inclusive), for the sale of all the Securities other than the Company Convertible Bonds, and

(ii)	the Company Convertible Bonds Amount for the sale of all the Company Convertible Bonds,

which price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as provided under paragraph (b) and (c) below, Clauses 3.2 and 10 (the Purchase Price).

(b)

The Purchase Price with respect to the HRA NewCo Securities will be increased (if the HRA NewCo Net Cash Position is positive, as applicable) or decreased (if the HRA NewCo Net Cash Position is negative, as applicable) by the amount of the HRA NewCo Net Cash Position as of the Completion Date.

(c)

The Purchase Price with respect to the Manco Securities of each Manco will be increased (if such Manco’s Manco Net Cash Position is positive) or decreased (if such Manco’s Manco Net Cash Position is negative) by the amount of such Manco’s Manco Net Cash Position as of the Completion Date.

(d)	The Purchase Price shall be allocated among each category of Securities to be transferred at Completion in a manner that incorporates, reflects and is consistent with the terms and conditions of the Company Convertible Bonds, the Company’s articles of association and this Agreement, and among each of the Vendors (consistent with the foregoing) as specified in the Pre-Completion Notice provided in Clause 3.4, which allocation among the Vendors shall be the sole responsibility of the Vendors Representative.

3.2	LOCKED BOX

(a)

Subject to Completion occurring, all of the Vendors, on a several basis (conjointement) prorata in accordance with their allocable portion of the Purchase Price, shall repay to the Purchaser promptly on demand (and in any event within fifteen (15) Business Days) on a euro for euro basis (i) the amount of any Leakage (other than any Known Leakage to the extent already deducted from the Purchase Price) except if the relevant Leakage directly results in a Tax Benefit (if any), to the extent such Tax Benefit is recognized by the Purchaser or any Group Company with respect to the fiscal year during which the Leakage takes place or the following fiscal year (the Leakage Tax Benefit Amount) in which case the amount of any Leakage shall be reduced by the amount of the Leakage Tax Benefit Amount; provided that the Leakage Tax Benefit Amount shall itself be reduced by any cash Taxes actually payable by the Purchaser or any Group Company in respect of the Leakage Tax Benefit Amount, save if such Taxes have been already deducted as a Leakage, and any reasonable third party expenses incurred in obtaining such Leakage Tax Benefit Amount, plus (ii) interest on the amount of such Leakage accruing at 3.90% per annum, increased to 6.01% per annum as from 1st January 2022, on the basis of a year of 365 days, calculated prorata temporis for the period from the date on which the Leakage is incurred to the date of such repayment (inclusive). The Vendors agree that if the Leakage is attributable to a given Vendor or any member of its Vendor’s Group or any Leakage Party associated with such Vendor’s Group, such Vendor shall repay to the other Vendors the amount paid by them to the Purchaser pursuant to the preceding sentence.

Notwithstanding anything in the contrary in this Agreement, the Main Vendor shall be liable for the obligations of the FCPE set forth in Clause 3.2(a) and the Purchaser shall (x) be entitled to recover any such amounts described in paragraphs (i) and (ii) above due by the FCPE directly from the Main Vendor and (y) have no obligation to pursue recovery against the FCPE prior to recovering from the Main Vendor.

(b)

Each Vendor hereby expressly undertakes to notify in writing the Vendors Representative (and promptly following receipt of any such notification, the Vendors Representative shall notify the Purchaser) of any Leakage of which it obtains knowledge prior to the Completion (Known Leakage). The Vendors Representative shall reflect any and all Known Leakage in the Pre-Completion Notice to be delivered to the Purchaser, and shall deliver an updated Pre-Completion Notice as soon as reasonably practicable (and in any event, prior to Completion) upon obtaining knowledge of any Known Leakage not reflected in the Pre-Completion Notice. The Vendors agree that the amount of any Known Leakage, reduced by any Leakage Tax Benefit Amount (adjusted in accordance with the provisions of paragraph (a) above) and increased by interest on the amount of such Leakage accruing at 3.90% per annum, increased to 6.01% per annum as from 1st January 2022, on the basis of a year of 365 days, calculated prorata temporis for the period from the date on which the Leakage is incurred to the Completion Date (inclusive), shall be deducted from the Purchase Price payable by Purchaser pursuant to Clause 3.1. The Parties further expressly agree that, as between the Vendors, any Known Leakage actually received by or attributable to a Vendor or any member of its Vendor’s Group or any Leakage Party associated with such Vendor’s Group shall be deducted from the portion of the Purchase Price paid to such Vendor, as set forth in the Pre-Completion Notice delivered by Vendors Representative pursuant to Clause 3.4. If such Known Leakage exceeds the portion of the Purchase Price payable to such Vendor, as between the Vendors, the exceeding amount shall be deducted from the portion of the Purchase Price paid to the other Vendors prorata in accordance with their allocable portion of the Purchase Price (for clarity, such prorata portions to be determined based on the aggregate portion of the Purchase Price payable to them, such that they shall be responsible for 100% of such exceeding amount), as set forth in the Pre-Completion Notice delivered by Vendors Representative pursuant to Clause 3.4, and such Vendor shall repay to the other Vendors the amount of the Leakage deducted from their respective portion of the Purchase Price pursuant to this sentence.

(c)	The Vendors shall have no repayment liability in respect of any Leakage under this Clause 3.2 unless:

(i)	Completion has occurred;

(ii)

a written claim has been notified by the Purchaser to the Vendors Representative with respect to such Leakage within nine months of the Completion Date (with the exception of Known Leakage deducted pursuant to Clause 3.2(b)); and

(iii)

court proceedings have been validly initiated by the Purchaser in respect of the subject matter of the claim (and such proceedings have not been withdrawn or terminated by Purchaser) within three months of the relevant claim being notified in accordance with the above paragraph if such a claim has not been previously satisfied, settled or withdrawn.

(d)	Any amount payable by any Vendor under this Clause 3.2 shall be treated as a reduction in the Purchase Price.

(e)

For the avoidance of doubt, the Purchaser acknowledges and agrees that, except in the case of Fraud, the only remedy available to it following the Closing in connection with a Leakage is contained in this Clause 3.2 and the Purchaser shall not be entitled to duplicative recovery in respect of the same Leakage.

3.3	REPAYMENT OF THE EXISTING FACILITIES AND OF THE SHAREHOLDER LOANS

(a)	The Purchaser acknowledges that the Existing Indebtedness and the Shareholder Loans will become due and payable in full on the Completion Date as a result of the completion of the Transaction.

(b)	On the Completion Date, in addition to the payment of the Purchase Price, the Purchaser shall:

(i)	repay, on behalf of the Group Companies, or cause the repayment by them of, the full amount of the Existing Indebtedness at no cost for the Vendors; and

(ii)	repay on behalf of the Mancos, or cause the repayment by the Mancos of, the full amount of the Shareholder Receivable.

(c)	Without limiting the obligations of the Vendors pursuant to Clause 3.3(d), the Purchaser shall be solely responsible for obtaining the release of any Existing Encumbrances.

(d)

Each of the Vendors shall use their respective best endeavours (but which shall not require any Vendor to incur any costs or expenses and only to the extent they are lawfully able and so far as it lies within their respective powers as shareholder, director or officer of any Group Company, as applicable) to cause the Group Companies to, at the sole expense of the Purchaser, co-operate with the Purchaser in good faith in order to (i) liaise with the relevant agents in connection with the repayment of the Existing Indebtedness and the release of all Existing Encumbrances subject to full repayment of the Existing Indebtedness and (ii) request the relevant agents to provide no fewer than two (2) Business Days prior to the anticipated Completion Date (A) payoff letters for all amounts (excluding any breakage costs except if such estimated costs are available) outstanding under the Existing Facilities (collectively, the Payoff

Letters) and (B) release letters indicating that the finance parties thereunder have agreed to release the Existing Encumbrances immediately upon repayment in full of the Existing Indebtedness.

3.4	PRE-COMPLETION NOTICE

(a)

No earlier than ten and no later than eight Business Days prior to the Completion Date, the Vendors Representative shall deliver a written notice to the Purchaser (as it may be updated pursuant to Clause 3.2(b), the Pre-Completion Notice), setting forth:

(i)	the amount of the Additional Amount;

(ii)	the Company Convertible Bonds Amount;

(iii)

the amount of the HRA NewCo Net Cash Position and the amount of the Manco Net Cash Position, together with documents supporting the calculation of such HRA NewCo Net Cash Position and Manco Net Cash Position, as applicable;

(iv)	the amount of the Purchase Price;

(v)	as the case may be, an amended version of Schedule (C) (Allocation of the Securities), reflecting any transfer of Securities or adherence to this Agreement completed in accordance with Clause 5.2;

(vi)	the allocation of the Purchase Price among each category of Securities and the resulting price per Security, allocated in accordance with Clause 3.1(d);

(vii)	the amount of any Known Leakage;

(viii)

the amount of the Deducted Vendors Costs, its allocation between the Vendors and the indication of whether the Deducted Vendors Costs are to be wired to the Main Vendor on account of the Vendors’ advisors or directly to the Vendors’ advisors;

(ix)	the net amount to be paid to each Vendor after the deduction of (a) its allocable portion of the Deducted Vendors Costs and (b) if applicable, any Known Leakage attributable to such Vendor;

(x)	the amount of the Existing Indebtedness (excluding the breakage costs expected if estimated breakage costs have already been determined);

(xi)	the amount of the Shareholder Receivable; and

(xii)	the Payment Bank Account Details of the accounts to which the Purchaser shall make the Completion Payments.

(b)

Without limiting Clause 5.1(e), the Vendors Representative shall, and shall cause HRA NewCo, the Mancos and the Group Companies to, to the extent permitted by applicable Law and subject to the exclusion or redaction of privileged or commercially sensitive information (to the extent such exclusion is actually required to maintain such privilege or by applicable Law, as applicable, and provided that the Vendors Representative, HRA NewCo, the Mancos and the Group Companies use their respective commercially reasonable efforts to provide such information in a reasonable alternative manner that would not be precluded by the foregoing limitations), make reasonably available to Purchaser all relevant books, records and other supporting information reasonably required for Purchaser’s review of the Pre-Completion Notice upon reasonable advance notice during working hours. The Vendors Representative shall consider in good faith any comments from the Purchaser with respect to any of the amounts set forth in the Pre-Completion Notice (including the calculation of the Purchase Price and the amounts of the Additional Amount, the Convertible Bonds Amount, the HRA NewCo Net Cash Position, the Manco Net Cash Position, the Shareholder Receivable and any Leakage) and consider in good faith making any applicable revisions to the Pre-Completion Notice in arising out of such comments, it being specified, for the avoidance of doubt, that the preparation of the Pre-Completion Notice shall be the final and sole responsibility of the Vendors Representative.

(c)

The Purchaser shall be entitled to rely solely on the Pre-Completion Notice for the allocations of the Securities between the Vendors and the amounts of, and Payment Bank Account Details for, the Completion Payments, and the Purchaser and its Affiliates shall bear no liability towards any of the Vendors, and the Vendors hereby release Purchaser and its Affiliates from any such liability, with respect to the allocation as between one or more Vendors of any payments made by or on behalf of the Purchaser in accordance with the Pre-Completion Notice pursuant to this Agreement.

3.5	COMPLETION PAYMENTS

(a)	At Completion, the Purchaser shall:

(i)

pay to the Vendors the Purchase Price pursuant to the instructions set forth in the Pre-Completion Notice, by wire transfer(s) to the relevant Payment Bank Account Details specified in the Pre-Completion Notice, which shall be credited with date value on the Completion Date; and

(ii)

make available to the relevant Group Companies the funds necessary for, and cause the Group Companies to complete, the repayment or redemption in full of the Existing Indebtedness and of the Shareholder Receivable, by wire transfer(s) to the relevant Payment Bank Account Details specified in the Pre-Completion Notice, with value date on the Completion Date;

(together the Completion Payments); provided, that if the PMDA Condition has been satisfied prior to the Completion Date but the Group Companies have not, as of Completion, received payment of the PMDA Receivable in full, then (i) Purchaser shall, and shall cause the Group Companies to, use commercially reasonable efforts to promptly obtain payment of the PMDA Receivable in full and (ii) the portion of the Purchase Price that constitutes the PMDA Amount shall not be payable by Purchaser until the date that is five (5) Business Days following the date on which a Group Company or another Affiliate of Purchaser actually receives payment of the PMDA Receivable in full.

4.	CONDITIONS TO COMPLETION

4.1	CONDITIONS

(a)	The obligations of Purchaser and each of the Vendors to effect Completion are subject to the satisfaction prior to or at Completion of the following conditions:

(i)	the Antitrust Clearances shall have been obtained and shall be in full force and effect;

(ii)	the Foreign Investment Authorizations shall have been obtained and shall be in full force and effect (together with the preceding clause (i), the Regulatory Conditions); and

(iii)	no Law shall have been enacted or entered, and no restraining order, injunction or other order shall have been issued, in each case, by any Authority that prohibits the Completion (an Adverse Order).

(b)	The obligations of Purchaser to effect Completion are subject to the satisfaction prior to or at Completion of the following additional conditions:

(i)

(A) each of the representations and warranties of the Vendors set forth in Clauses 9.1.2 and 9.1.3 shall be true and correct in all respects as of the Put Option Date as if made at and as of the Put Option Date and as of Completion as if made at and as of Completion (except, in each case, to the extent such representations and warranties are expressly made as of another specific date, in which case as of such other specific date), other than for failures to be so true and correct which are de minimis; and (B) each of the other representations and warranties of the Vendors (including those made by HRA Lux and by the Manco Shareholders) set forth in Clauses 9.1.1, 9.2(a), 9.2(b), 9.2(c), 9.2(e), 9.3(a), 9.3(b), 9.3(c) and 9.3(e) shall be true and correct in all material respects as of the Put Option Date as if made at and as of the Put Option Date (except for the representations and warranties set forth in Clause 9.1.1 made by the Vendors who did not sign the Put Option, which shall be true and correct in all material respects as of the date of this Agreement or, if later, the date of their adherence to this Agreement), and as of Completion as if made at and as of Completion (except, in each case, to the extent such representations and warranties are expressly made as of another specific date, in which case as of such other specific date);

(ii)

the Vendors shall have performed and complied with, all covenants, obligations and agreements required to be performed or complied with by the Vendors under Clause 5.1 of this Agreement and Clause 5(a) of the Put Option at or prior to Completion, except for such failure to perform or comply which would not result in a durable diminution in value of the Group by more than €180,000,000; and

(iii)

the Vendors Representative, on behalf of the Vendors, shall have delivered to Purchaser a certificate dated as of the Completion Date and signed by an authorized officer of the Vendors Representative to the effect of the foregoing paragraphs (i) and (ii) above.

(c)	The obligations of the Vendors to effect Completion are subject to the satisfaction prior to or at Completion of the following additional conditions:

(i)

each of the representations and warranties of Purchaser set forth in Clause 8.1 shall be true and correct in all material respects as of the Put Option Date as if made at and as of the Put Option Date and as of Completion as if made at and as of Completion (except, in each case, to the extent such representations and warranties are expressly made as of another specific date, in which case as of such other specific date);

(ii)

Purchaser shall have performed and complied with, in all material respects, all covenants, obligations and agreements required by this Agreement and the Put Option to be performed or complied with by Purchaser at or prior to Completion; and

(iii)

the Purchaser shall have delivered to the Vendors Representative a certificate dated as of the Completion Date and signed by an authorized officer of Purchaser to the effect of the foregoing paragraphs (i) and (ii) above.

(d)

Subject to the terms and conditions of this Agreement, the Purchaser and the Vendors shall use best efforts to procure that the Regulatory Conditions are satisfied as soon as reasonably practicable and in any event no later than will enable Completion to occur by the Long Stop Date and shall, and shall procure that their Representatives shall, use best efforts to co-operate in all actions necessary to satisfy the Regulatory Conditions including:

(i)

making, within the timeframe provided for in the Put Option, all pre-filings, filings and notifications with the relevant Authorities in order to obtain the Antitrust Clearances and Foreign Investment Authorizations;

(ii)

to the extent permitted by applicable Law or the relevant Authorities and subject to the exclusion or redaction of privileged or commercially sensitive information, promptly notifying the other Party of any communication (whether written or oral) from any such Authority, keeping the other Party regularly and reasonably informed of the progress of any notification or filing and providing such assistance as may reasonably be required in relation thereto;

(iii)	responding to any request for information from any such Authority promptly and in any event in accordance with any relevant time limit;

(iv)

to the extent reasonably practicable, consulting with, and taking into account the reasonable views of the other Party as to the mode, content and timing of all material communications (whether made orally or in writing) with any such Authority, giving the other Party and its Representatives a reasonable opportunity to comment on drafts of such communications and to participate in telephone calls and meetings with any such Authority (save to the extent that such Authority has expressly requested that the Vendors or their legal advisers should not participate in such meetings or telephone calls); and

(v)

to the extent permitted by applicable Law and the relevant Authorities, providing the other Party with copies of all such communications, without delay, to the extent only that to do so is reasonably practicable and would not entail the disclosure of privileged or commercially sensitive information, it being specified that in case of commercially sensitive information, such information shall only be provided to the other Party’s outside legal advisors.

(e)

In furtherance of Clause 4.1(d), Purchaser shall take, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture, license, transfer or disposition of, or other conditions that may limit the freedom of action with respect to, such assets or businesses of Purchaser or its Affiliates, or effective as of Completion, the Group Companies, in each case as appropriate in order to obtain all consents, approvals, clearances, waivers or actions of any Authorities in order to obtain the Antitrust Clearances and satisfy the Condition set forth in Clause 4.1(a)(i) not later than will enable Completion to occur by the Long Stop Date; provided, that, notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall the Purchaser or any of its Affiliates be required to (and without Purchaser’s prior written consent, the Vendors shall not, and shall cause the Group Companies not to) propose, negotiate, offer to commit and effect, or commit, effect or agree to any such action that (x) is not conditioned upon Completion or (y) if agreed to, committed to or effected, would reasonably be expected to result in the sale, divestiture, license, transfer or disposition of assets or businesses of Purchaser and its Affiliates or any of the Group Companies that generated, individually or in the aggregate, greater than $35,000,000 (thirty-five million dollars) in net sales (for the Purchaser, its Affiliates or any Group Companies) from third parties during calendar-year 2020.

(f)

In furtherance of Clause 4.1(d), Purchaser undertakes to accept the conditions or undertakings that may be required by the French Ministry of the Economy or the Italian Council of Ministers in order to obtain the Foreign Investment Authorizations, except if such conditions or undertakings are not customary for transactions comparable to the Transaction and would materially impair the economic benefit of the Transaction for the Purchaser.

(g)

Without limiting Vendor’s rights pursuant to Clause 4.1(d) and Purchaser’s obligations pursuant to Clause 4.1(e), Purchaser shall determine the strategy and timing for satisfying the Regulatory Conditions and take the lead in all interactions between the Parties and their Representatives and any Authorities in connection with satisfying the Regulatory Conditions, considering in good faith the reasonable views of the Vendors’ Representative.

(h)

In furtherance of Clause 4.1(d), each Vendor shall assist the Purchaser to satisfy the Regulatory Conditions to enable Completion to occur by the Long Stop Date and shall procure that HRA NewCo, the Mancos and the Group Companies provide the Purchaser and its Representatives with such assistance as they are able to provide at the reasonable request of the Purchaser to assist the Purchaser in this regard.

(i)

Upon any Party becoming aware that any of the Conditions have been satisfied, it shall promptly notify the other Parties of the satisfaction of such Condition, such notification to include a copy of the relevant authorization or of any other document evidencing the satisfaction of the Condition.

(j)

All filing fees incurred by the Parties or the Group in connection with any filings with applicable Authorities necessary in connection with obtaining the Antitrust Clearances and Foreign Investment Authorizations shall be borne by the Purchaser.

4.2	TERMINATION OR WAIVER

(a)

If at any time either Party becomes aware of any event, circumstance or condition that would be reasonably likely to prevent a Condition from being satisfied it shall forthwith inform the other Parties.

(b)

In addition to the termination rights set forth in Clause 6.2(e), this Agreement may be terminated at any time prior to Completion upon written notice from the terminating Party to the non-terminating Party (it being agreed that exercise of any such termination right shall not require service of a prior notice (“sans mise en demeure préalable”)):

(i)	by mutual written agreement of the Vendors Representative and Purchaser;

(ii)

by the Vendors Representative on behalf of the Vendors or by Purchaser, if Completion shall not have occurred on or before the Long Stop Date; provided, that the right to terminate this Agreement pursuant to this Clause 4.2(b)(ii) shall not be available to a Party if the breach by Purchaser or Parent, on the one hand, or by any of the Vendors, on the other hand, shall have been the primary cause of, or the primary factor that resulted in, the failure of Completion to occur before the Long Stop Date; provided, further, that if as of the Long Stop Date all Conditions other than (A) the Regulatory Conditions or the condition set forth in Clause 4.1(a)(iii) (to the extent related to the Regulatory Conditions) and (B) those Conditions that by their terms are to be satisfied at Completion or on the Completion Date, but which are then capable of being satisfied, shall have been satisfied as of the Long Stop Date, then the Long Stop Date shall be automatically postponed until June 8, 2022 (in which case, such date shall be deemed to be the Long Stop Date for all purposes of this Agreement); provided, further, that if as of the Long Stop Date (as so extended by the prior proviso) all Conditions other than (x) the Regulatory Conditions or the condition set forth in Clause 4.1(a)(iii) (to the extent related to the Regulatory Conditions) and (y) those Conditions that by their terms are to be satisfied at Completion or on the Completion Date, but which are then capable of being satisfied, shall have been satisfied as of the Long Stop Date (as so extended by the prior proviso), then the Long Stop Date shall be automatically postponed until September 8, 2022 (in which case, such date shall be deemed to be the Long Stop Date for all purposes of this Agreement);

(iii)

by the Vendors Representative on behalf of the Vendors, or by Purchaser, if an Adverse Order shall have been enacted, entered or issued, and shall have become final and non-appealable and enforceable; provided, that the right to terminate this Agreement pursuant to this Clause 4.2(b)(iii) shall not be available to a Party if the breach by Purchaser or Parent, on the one hand, or by any of the Vendors, on the other hand, shall have been the primary cause of, or the primary factor that resulted in, such Adverse Order having been enacted, entered or issued;

(iv)

by the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement of any of the Vendors contained in this Agreement such that the Conditions set forth in Clause 4.1(b)(i) or 4.1(b)(ii) would not be satisfied (and such breach is not curable by the Long Stop Date or, if curable prior to such date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Purchaser to the Vendors Representative describing such breach and (ii) three Business Days prior to the Long Stop Date); or

(v)

by the Vendors Representative on behalf of the Vendors, if there has been a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement such that the Condition set forth in Clause 4.1(c)(i) or 4.1(c)(ii) would not be satisfied (and such breach is not curable by the Long Stop Date or, if curable prior to such date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Vendors Representative to the Purchaser describing such breach and (ii) three Business Days prior to the Long Stop Date).

(c)

Subject to Clause 4.3, in the event of any termination of this Agreement, neither Party shall have any claim against any other Party, save for any claim arising from Fraud, or a material breach of this Agreement.

(d)	The termination of this Agreement shall have no effect on the provisions of Clauses 1, 4.2, 4.3, 11 and 14 to 24(c), which shall survive such termination (the Surviving Provisions).

(e)

Upon termination, the Purchaser agrees that, at any time, upon written request by or on behalf of the Vendors, it will and will direct its Representatives to comply with the return or destroy provisions set forth in Section V of the Confidentiality Agreement and Clause 2.11(c) of the Clean Team Agreement with respect to tangible Confidential Information (as defined in the Confidentiality Agreement) and to Highly Sensitive Information (as defined in the Clean Team Agreement).

4.3	REVERSE BREAK FEE

(a)

If this Agreement is validly terminated by either Party pursuant to (i) Clause 4.2(b)(ii) and at the time of such termination all Conditions have been satisfied other than the Conditions set forth in Clause 4.1(a)(i), 4.1(a)(ii) or Clause 4.1(a)(iii) (solely to the extent related to the Antitrust Clearances or the Foreign Investment Authorizations) or (ii) Clause 4.2(b)(iii) solely as a result of a final, non-appealable Adverse Order that was issued by an Authority in connection with obtaining the Antitrust Clearances or the Foreign Investment Authorizations, the Vendors (represented by the Vendors Representative) may elect, at the sole discretion of the Vendors Representative, subject to this Clause 4.3, to either (A) receive from the Purchaser a break fee equal to an amount of €100,000,000 (the Break Fee) or (B) pursue other remedies available at Law (including an award of damages), but only in the case of this clause (B) for Fraud or a material breach of this Agreement by Purchaser. In the event this Agreement is terminated and any Vendor or any member of any Vendor’s Group initiates a court proceeding against the Purchaser or any of its Affiliates other than solely for the Break Fee or Fraud, then the Vendors’ right to receive, and Purchaser’s obligation to pay (and Parent’s guarantee of such obligation), the Break Fee shall automatically terminate and be null and void.

(b)

If the Break Fee is payable pursuant to, and subject to the terms of, Clause 4.3(a) and the Vendors Representative so elects, the Break Fee shall be payable by the Purchaser to the Vendors Representative no later than five Business Days following written demand for payment from the Vendors Representative pursuant to the written instructions of the Vendors Representative, and the Purchaser shall be entitled to rely on such written instructions consistent with Clause 3.4(c), mutatis mutandis. Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud, the Parties acknowledge and agree that, if the Vendors Representative elects to receive the Break Fee pursuant to Clause 4.3(a) and the Break Fee is paid in full by the Purchaser, the Break Fee shall be the Vendors’, HRA NewCo’s, the Mancos’ and the Group’s, and their respective Affiliates’, sole and exclusive remedy against Purchaser or any member of the Purchaser Group pursuant to, arising out of or relating to this Agreement or the Transaction (including in respect of any breach of this Agreement or failure to consummate the Transaction), and none of the Purchaser or any other member of the Purchaser Group shall have any liability or obligation pursuant to, arising out of or related to this Agreement or the Transaction (including in respect of any breach of this Agreement or failure to consummate the Transaction). For the avoidance of doubt, nothing in this Clause 4.3(b) shall limit (i) any remedies of the Vendors prior to the termination of this Agreement including specific performance pursuant Clause 16 or (ii) any of the Purchaser’s obligations under or remedies available to the Vendors with respect to Clause 14, the Confidentiality Agreement or the Clean Team Agreement.

(c)

The Parties acknowledge and agree that the obligation to pay the Break Fee may arise even in the absence of breach by the Purchaser of its obligations under this Agreement, that the provisions set out in this Clause 4.3 are no more extensive than is reasonably necessary to protect the legitimate interests of the Vendors and the Group and that the amount of the Break Fee corresponds to a reasonable assessment of the damages that would be suffered by the Vendors in the event the Completion has not occurred.

(d)

The Purchaser acknowledges that the Break Fee is provided as a counterpart to the undertakings of the Vendors under the Agreement, and in particular the illiquidity of the Group entailed by the provisions of the Agreement, and must therefore be regarded as a deposit (indemnité d’immobilisation) and not as a penalty (clause pénale), a forfeit or a payment as a guarantee, the Purchaser hereby waiving any claim in connection with the payment of the Break Fee or its amount.

5.	PRE-COMPLETION OBLIGATIONS

5.1	CONDUCT OF BUSINESS UP TO COMPLETION

(a)

From the Put Option Date until Completion, the Vendors shall cause HRA NewCo, each of the Mancos and each of the Group Companies to carry on its business in the ordinary course of business consistent with past practice and use reasonable efforts to maintain intact its relationships with employees, customers, suppliers and distributors of the Group. Without limiting the foregoing, the Vendors shall not, and shall cause HRA NewCo, each of the Mancos and each of the Group Companies not to, take any of the following actions:

(A)	create, issue, redeem or repurchase any share capital except, with respect to any Group Company, to or from another Group Company;

(B)	declare, make or pay a dividend, an interim dividend or other distribution (whether in cash, stock or in kind) except, with respect to any Group Company, to another Group Company;

(C)

pledge its business (nantissement sur fonds de commerce), or pledge, sell, assign, license, lease, transfer, grant any warrant or option in respect of, or right to subscribe for, or create any Encumbrance over any of its share capital or other securities or any securities convertible into or exchangeable for any of its share capital, or any assets of a value greater than €1,000,000, individually, or €2,000,000, in the aggregate (other than non-exclusive licenses granted in the ordinary course of business in connection with the production, distribution or sale of Group Company products or other than as required under the Existing Facilities as in effect on the Put Option Date);

(D)

wind-up, merge, split-up, reorganize, enter into a joint venture or partnership or similar arrangement with respect to, contribute or sell HRA NewCo’s, any Manco’s or any Group Company’s business as a whole or of any of its divisions (branche d’activité) except if such transaction is amongst Group Companies only;

(E)

dissolve or liquidate HRA NewCo, any Manco or any Group Company or make any alteration to HRA NewCo’s, any Manco’s or any Group Company’s constitutional documents (except for immaterial technical amendments);

(F)	make any loans, advances or capital contributions to, or investments in, any person (other than the Company’s wholly owned Subsidiaries) for an aggregate amount in excess of 2,000,000;

(G)	sell or acquire any material undertaking (fonds de commerce) or any share to or from a Third Party (excluding any Group Company);

(H)

make any acquisition or disposal of any asset, other than sales of inventory or purchase of raw materials in the ordinary course of business, involving consideration, expenditure or liabilities greater than €1,000,000 individually, or €3,000,000, in the aggregate;

(I)

make any capital expenditure in excess of €1,000,000, individually, or €2,000,000, in the aggregate other than as set out in the annual cash flow forecast of the Group as provided to Purchaser in Folder 10.8.8.1 of the Data Room prior to the Put Option Date;

(J)

(i) incur, assume or guarantee any financial indebtedness, except (1) as required to add additional guarantors pursuant to clause 29.4 of the definitive documents providing for the Existing Facilities as in effect as of the Put Option Date or (2) under the Existing Facilities in the ordinary course of business in an aggregate principal amount not to exceed €10,000,000, or (ii) amend, supplement or otherwise modify any material terms of the Existing Facilities, Shareholder Loans or the Company Convertible Bonds;

(K)

except (x) in the ordinary course of business consistent with past practice or (y) as required by applicable Laws or the terms of any Company Benefit Plan as in effect as of the date hereof and disclosed to the Purchaser in the Data Room prior to the Put Option Date (i) grant any increases in the base salaries, remunerations, target bonus opportunity or other compensation or benefits (including change in control, severance, notice pay or period, termination pay, retention or cash or equity-based compensation) to any employee or former employee or any other current or former service provider of any Group Company; (ii) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining agreement, works council agreement or other labor agreement; (iii) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any compensation or benefits; (iv) grant or pay any equity- or non-equity-based awards or other incentive or performance-based compensation or benefits; or (v) hire or engage any employee or service provider, or furlough or terminate any employee or service provider, in each case, with an annualized target compensation opportunity (including base compensation and target annual bonus opportunity) in excess of €200,000, it being understood, that for clarity, the following is an illustrative, non-exhaustive list of actions that the Parties agree are not in the ordinary course of business consistent with past practice and shall not be permitted under this Section 5.1(a)(K) by virtue of the exception in subclause (x) above: (1) increases in compensation or benefits in excess of 15% individually or 3% in the aggregate; (2) the adoption of any new, or amendment of any existing, severance, termination, change in control, transaction bonus, retention or similar arrangement; (3) the grant of any equity-based compensation; (4) payments of any incentive compensation above the levels earned based on actual performance; (5) the adoption or establishment of any new, or amendment or termination of any existing, collective bargaining agreement, works council agreement or other collective labor agreement; and (6) any action prohibited by Section 5.1(a)(K)(v) above impacting the Chief Executive Officer of the Company or a direct report thereto;

(L)

institute or settle, compromise or resolve any Proceeding (except debt collection in the normal course of business) or admit to any wrongdoing in connection with any Proceeding, in each case except for settlements or compromises where all of the following are true: (i) the amount paid does not exceed €250,000 and (ii) such settlement does not impose any material injunctive relief or any material restrictions on any Group Company or its Affiliates (including, following Completion, Purchaser and its Affiliates); and (iii) such settlement or compromise does not create a material adverse precedent with respect to any potential material litigation;

(M)	discharge, forgive, cancel, or satisfy any Encumbrance, indebtedness or claim or pay any material obligation or liability other than in the ordinary course of business;

(N)

enter into any Material Contract or any contract that would, upon entry, be a Material Contract, or amend or modify in any material respect, extend or terminate any Material Contract or any such contract, or accelerate, waive, release or assign any rights, claims or benefits under any Material Contract or any such contract, except , in each case, in the ordinary course of business consistent with past practice (provided that (i) any extension of any Material Contract or any such contract for a term which continues beyond 31 December 2022 shall not be considered to be in the ordinary course of business, and (ii) the entrance into or extension of any such contract, in respect of new product development activities shall be considered to be in the ordinary course of business provided such activities are captured within the scope of the development projects detailed in the expert session presentations set out in folder 1.3.1 of the Data Room);

(O)

except as provided in Clause 5.3, enter into, amend or modify in any material respect, any Related Party Agreement, or accelerate, waive, release or assign any rights, claims or benefits, or grant any material consent, under any Related Party Agreement;

(P)

except as required by applicable Laws, materially modify any of its privacy, data or cybersecurity policies or procedures or materially reduce any of its administrative, physical or technical safeguards with respect to privacy, data or cybersecurity;

(Q)

fail to use its reasonable best efforts to keep in force insurance policies or insurance coverage with respect to the operations, assets and activities of HRA NewCo, the Mancos or any Group Company as currently in effect (except to the extent such coverage would not be kept in force in the ordinary course of business consistent with past practice);

(R)	amend in any material manner, terminate, allow to lapse, or fail to renew any material permit or regulatory authorization (except in connection with the Esmya products);

(S)

accelerate or increase the quantity of products distributed to distributors or wholesalers outside the ordinary course of business, defer payment of accounts payable or accelerate the collection (or fail to collect) any accounts receivable outside of the ordinary course of business, or otherwise alter or amend in any material respect policies or practices with respect to working capital or inventory management outside the ordinary course of business;

(T)

engage in any pricing, sales, receivables, discount, product giveaway or other consumer or trade offers, or inventory overstocking practices or activities, or any changes to credit or supply terms, in each case other than (i) in the ordinary course of business consistent with past practice or (ii) in connection with the sale of short-dated stock consistent with past practice;

(U)

(i) change the jurisdiction in which HRA NewCo, any Manco or any Group Company is resident for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) change or adopt any material method of Tax accounting (unless to comply with applicable Laws) or change any annual Tax accounting period, (iv) file any material amended Tax Return or claim for Tax refund (in the case of a claim for a Tax refund only, other than in connection with the filing of a Tax Return that is not an amended Tax Return and that is filed in the ordinary course of business consistent with past practice), (iv) prepare or file any material Tax Return in a manner inconsistent with past practice (taking into account amendments filed prior to the date hereof), (vi) settle or compromise any (x) material Tax liability or claim or (y) any Tax Proceeding in respect of a material amount of Taxes, (vii) consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of any material Taxes, (viii) fail to timely file any material Tax Return consistent with past practices or timely pay any material Tax due, or (ix) procure any ruling from, or enter into any other agreement with, a Tax Authority;

(V)	adopt any material changes to the accounting or financial reporting policies of HRA NewCo, any Manco or any Group Company;

(W)	enter into any new business line, other than new lines of business that are natural evolutions of, extensions to, or expansions of, the businesses of the Group as of the Put Option Date; or

(X)	agree, approve, authorize or commit to do any of the foregoing.

(b)	The undertakings set forth in paragraph (a) above shall not operate so as to restrict or prevent:

(i)	the completion or performance of any actions required by applicable Laws;

(ii)	the completion or performance of any actions expressly contemplated by this Agreement;

(iii)

the winding up of HRA Development SARL and HRA Pharma LLC to the extent the winding up of HRA Development SARL and HRA Pharma LLC and any action related thereto in each case would not reasonably be expected to adversely impact the Purchaser or any Group Company in any material respect or result in the loss or forfeiture by the Group Companies of any contractual right under that certain securities sale agreement dated 15 March 2018 between HRA Pharma Development, as vendor, and Cemag SAS, as purchaser, relating to the securities of AMMTEK SARL or any receivable owed to HRA Development SARL or HRA Pharma LLC;

(iv)	any action to which the Purchaser will have consented in accordance with paragraph (c) below; or

(v)

in the case of the first sentence of Clause 5.1(a), any matter reasonably undertaken by HRA NewCo, any Manco or any Group Company in response to any measures promulgated by an Authority in response to an emergency or disaster situation or in response to COVID-19, which matter is both (A) considered reasonable and proportionate given the prevailing circumstances at the relevant time and (B) consistent with actions being taken by similarly situated businesses; provided that the Vendors Representative provides the Purchaser with prior written notice of such action and, to the extent reasonably practicable, consults with the Purchaser in good faith prior to taking such action.

(c)	For the purpose of any consent which shall be requested from Purchaser pursuant to this Clause 5.1, and to the extent permitted by Law, it is specifically agreed that:

(i)	consent of the Purchaser shall in no event be unreasonably withheld or delayed; and

(ii)

the Purchaser hereby designates Jim Larson and Ben Needham who shall each have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement; provided, that any such consent must be in writing (email being sufficient) in order to be effective.

(d)

For purposes of Clause 5.1(a), references to “Group Company” in the phrase “to or from another Group Company” or words of similar import shall be deemed to refer only to Group Companies that are direct or indirect wholly owned Subsidiaries of the Company.

(e)

During the period from the Put Option Date until Completion, the Vendors shall procure (so far as it lies within their respective powers as shareholder, director or officer of any Group Company, as applicable) that, to the extent permitted by Law, the Purchaser and its Representatives have access upon reasonable advance notice and during working hours to the offices, properties, key employees, books and records of HRA NewCo, the Mancos and the Group Companies (subject to the exclusion or redaction of privileged or commercially sensitive information to the extent actually required to maintain such privilege or by applicable Law and provided that the Vendors Representative, HRA NewCo, the Mancos and the Group Companies use their respective commercially reasonable efforts to provide such information in a reasonable alternative manner that would not be precluded by the foregoing limitations); provided that such access does not materially and negatively disrupt or interfere with the day-to-day operations of the relevant Group Company; provided further that all requests for access shall be directed to the Vendors Representative or such other person as the Vendors may designate in writing from time to time.

(f)

Without limiting anything in Clause 5.1(g), during the period from the Put Option Date until Completion, Vendors Representative, on behalf of the Vendors, shall promptly notify Purchaser of any material cyberattack affecting any of the Group Companies or any material breach of, unauthorized access to or other material cyber- or data-security incident in respect of, any of the information technology systems of any of the Group Companies (including any unauthorized access to or use or modification of, any personal data maintained by or on behalf of any of the Group Companies).

(g)	The Parties agree to the matters set forth in Schedule 5.1(g).

5.2	PERMITTED TRANSFERS

(a)

The Parties agree that the Manco Shareholders and Vaneau shall have the right to transfer all or some of their Company Securities and/or Manco Securities, as applicable, (i) in the case of the Manco Shareholders, to the Main Vendor, (ii) in the case of the Manco Shareholders, to immediate family members (i.e., spouse, children or parents) or, for patrimonial reasons, to a family holding company and (iii) in the case of Vaneau, to Mr. Stephen Monod, or to his descendants, ascendants and/or other descendants of his direct ascendants, or to any entity controlling or controlled in the meaning of article L. 233-3-I of the French Commercial Code by any of them (each a Transferee), in each case in accordance with the terms and conditions of the Shareholders’ Agreement and prior to the date on which the Pre-Completion Notice shall be sent (a Permitted Transfer), provided that in the case of a Permitted Transfer under (ii) or (iii):

(i)

the relevant Transferee adheres to this Agreement (and executes and delivers to the Vendors Representative and the Purchaser an adherence agreement in the form set out in SCHEDULE 5.2(a)(i) hereto), in the same capacity as the transferor and grants an irrevocable power of attorney to the President of the Mancos to act as his/her representative and to represent the relevant Transferee for the purposes of exercising any of his/her rights or obligations under this Agreement (it being agreed that, if the Permitted Transfer is a donation to a minor, the President of the Mancos shall act as third party intervening for the needs of such donation in accordance with French law (“tiers-administrateur”));

(ii)

in case of a Permitted Transfer made by a Manco Shareholder to his/her spouse and should any of such Manco Shareholder or his/her spouse initiate any divorce proceedings, the transferred Company Securities and/or Manco Securities, as applicable, shall be immediately and automatically transfer back to such Manco Shareholder; and

(iii)

the concerned Manco Shareholder and the relevant Transferee will act jointly and will be jointly and severally liable (solidairement responsables) towards the other Parties for the purpose of this Agreement and the compliance of any and all undertakings and obligations hereunder, the relevant Manco Shareholder remaining personally liable for the performance by the Transferee of any and all obligations set forth in this Agreement.

(b)	No later than on the date on which the Pre-Completion Notice shall be sent, the President of the Mancos, acting as the representative of all of such Transferee, shall serve a written notice to the

Purchaser and to the Vendors Representative mentioning the number of Company Securities and/or Mancos Securities actually transferred in accordance with paragraph (a) above, and, in the case of a Permitted Transfer under (ii) and (iii), the name (or company name), the age (if the Transferee is a natural person), the address (or registered office) and the identity of the person having ultimate control of the Transferee (if the Transferee is a company).

(c)

Any Transferee who adheres to this Agreement in accordance with paragraph (a) above undertakes to provide the Purchaser and the Vendors Representative satisfactory information and documents in connection with the relevant provisions of Laws relating to anti-money laundering/KYC.

5.3	TERMINATION OF RELATED PARTY AGREEMENTS

(a)

Schedule 5.3(a) sets out all Related Party Agreements between HRA NewCo, the Mancos or any Group Company, on the one hand, and the Main Vendor, any Affiliate of the Main Vendor, any GS Affiliate or any Astorg Affiliate or, to the knowledge of the Vendors, (i) any other Vendor or any of their respective Affiliates or (ii) any directors or officers of any of the foregoing, on the other hand, in effect at the Put Option Date. All Related Party Agreements shall be settled or otherwise terminated, with effect at the latest as of the Completion, except for:

(i)

the shareholders’ agreement relating to HRA Lux S.à r.l. dated 18 February 2016, amended on 18 September 2017, 3 December 2019, and as amended and restated on 31 March 2021, provided that HRA NewCo shall cease to be a party thereto and be released from any obligations or liabilities thereunder as from Completion;

(ii)	the securities sale agreement dated 15 March 2018 between HRA Pharma Development, as vendor, and Cemag SAS, as purchaser, relating to the securities of AMMTek SARL;

(iii)	the assignment agreement between Laboratoire HRA Pharma SAS, Le Centre de Recherche sur les Pathologies Prostatiques et Urologiques and Cemag Care SAS;

(iv)	the assignment agreement between Laboratoire HRA Pharma SAS, Aryballe Technologies SA and Cemag Care SAS, effective as of 27 April 2016;

(v)

the assignment agreement between Laboratoire HRA Pharma SAS, l’Institut Curie, l’Ecole Supérieure de Physique et de Chimie Industrielles de la Ville de Paris, l’Ecole Nationale Supérieure de Chimie de Paris, Le Centre National de la Recherche Scientifique et Cemag Care SAS, effective as of 2 June 2016; and

(vi)	Letter agreement between Cemag SAS and HRA Pharma dated April 22, 2021 in relation to the transfer of the Mifepristone IND to Cemag.

(b)

Any such settlement or termination shall to the greatest extent possible be structured in such a manner so as not to result in any Tax cost to any Group Company, HRA NewCo or any Manco, and the Vendor Representative and the Company shall consult with Purchaser in determining the method for effecting any such settlement or termination.

Effective at Completion, the parties to any terminated Related Party Agreement shall be unconditionally released and irrevocably discharged from: (a) any and all further obligations to perform or any further performance of the various covenants, undertakings, warranties and all other obligations contained in such Related Party Agreement; and (b) any and all claims and liabilities whatsoever arising out of, in any way connected with, as a result of or in respect of such Related Party Agreement.

5.4	TERMINATION OF THE COMPANY 401(K) PLAN

As soon as practicable but no later than five (5) Business Days prior to the Completion Date, unless otherwise requested by the Purchaser in writing, the Company shall adopt resolutions and take any other corporate action as is necessary to terminate, contingent on the Completion and effective as of the day immediately prior to the Completion Date, any plan qualified under Section 401(a) of the Internal Revenue Code of 1986 (the Code) and containing a qualified cash or deferred arrangement under Section 401(k) of the Code (a 401(k) Plan) that is maintained, sponsored or contributed to by any Group Company (the Company 401(k) Plan), and the Company shall provide the Purchaser with evidence that is reasonably satisfactory to the Purchaser that the Company 401(k) Plan has been terminated in accordance with this Section 5.4. If the Company 401(k) Plan is terminated pursuant to this Section 5.4, then (i) the employees of the Company who continue their employment with the Purchaser or one of its Affiliates (including the Company) as of the Completion shall be eligible to participate in a 401(k) Plan maintained by the Purchaser or one of its Affiliates (Purchaser 401(k) Plan) as soon as reasonably practicable following the Completion Date, and (ii) the Purchaser shall take commercially reasonable actions to allow such employees to rollover their account balances from the Company 401(k) Plan to the Purchaser 401(k) Plan, including the rollover of any outstanding participant loans if any

5.5	THIRD PARTY CONSENTS

Vendors shall, and shall cause the Group Companies to (so far as it lies within their respective powers as shareholder, director or officer of any Group Company, as applicable), use reasonable efforts to provide any notices to and obtain any consents or waivers from any third parties (other than any Authorities) required in connection with the consummation of the Transaction or to inform any third parties under Substantial Contracts, in each case to the extent required under such Substantial Contracts, of the anticipated consummation of the Transaction; provided, that no Party shall have any obligation to make payments or incur any costs or expenses, grant any concession or incur any liability to obtain any such consent, and none of HRA NewCo, the Mancos or the Group Companies shall make any such payments, incur any such costs or expenses, grant any such concession or incur any such liability without the prior written consent of the Purchaser.

5.6	FINANCING COOPERATION

(a)

Prior to Completion (or any earlier termination of this Agreement in accordance with its terms), subject to the limitations set out below (and so far as it lies within their respective powers as shareholder, director or officer of any Group Company, as applicable), each Vendor shall use best endeavours to, and shall use best endeavours to cause the Group Companies and its and their respective Representatives to, provide such cooperation, at the Purchaser’s sole cost and expense, as is reasonably requested by the Purchaser in connection with any debt financing incurred by the Purchaser, including by using best endeavours to:

(i)

provide financial information of such Vendor and the Group Companies, and its or their respective Representatives (and customary authorization letters related thereto), that is reasonably required to assist the Purchaser in its preparation of any quality of earnings, materiality and/or significance determinations, ratings agency presentation, meeting with prospective lenders or debt investors, or debt financing marketing material and/or offering memoranda that the Purchaser may provide to providers of debt financing, provided that, in connection with the foregoing, the Vendors and/or the Group Companies shall be obligated only to deliver such financial and other information to the extent such information may be obtained from the books and records of the Vendors and/or the Group Companies and provided further that no Vendor will be obligated to provide any information which, pursuant to Law, it is not permitted to disclose, and the Vendors may exclude or redact such privileged information;

(ii)	co-operate with reasonable due diligence requests with respect to the Business;

(iii)

upon reasonable notice, make the senior management of the Business reasonably available to assist the providers of debt financing at reasonable times and locations to be mutually agreed, and for meetings with potential lenders as reasonably requested by the providers of debt financing; and

(iv)

assist (and use best endeavours to procure the participation and assistance of senior management of the Business) in the preparation of schedules (including collateral schedules) related to any such debt financing, in each case, if and to the extent that the Purchaser provides to the Main Vendor reasonable advance notice of any request pursuant to this Clause 5.6 and that complying with such request would not be unduly disruptive to the Business.

6.	COMPLETION

6.1	COMPLETION DATE

Completion shall take place at the offices of Arendt & Medernach, 41A Avenue John F. Kennedy, L-2082 Luxembourg, on:

(i)

the tenth Business Day after the date on which the Conditions have all been satisfied in accordance with Clause 4 (other than those Conditions that by their terms are to be satisfied at Completion or on the Completion Date, but subject to the satisfaction of those Conditions at Completion); or

(ii)	at such other place and date as may be agreed upon in writing by the Vendors Representative and the Purchaser.

6.2	ACTIONS AND DELIVERIES

(a)	At Completion the Vendors Representative shall deliver to the Purchaser or procure the delivery to the Purchaser of:

(i)	the transfer forms (ordre de mouvement) in respect of all the Acquired Company Securities and all the Mancos Securities, in the name of the Purchaser, duly completed and executed by each Vendor;

(ii)

the share transfer book (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) of the Company and of the Mancos, which shall be up to date, and in which the transfer of all the Acquired Company Securities and all the Mancos Securities, as applicable, to the Purchaser shall have been recorded as of the Completion Date;

(iii)

the shareholders’ register (registre des associés) of HRA NewCo, which shall be up to date, and in which the transfer of all the HRA NewCo Securities to the Purchaser shall have been recorded as of the Completion Date;

(iv)

a certified copy by a duly authorized representative of the relevant Group Company of the up-to-date share transfer book (or equivalent) and shareholders’ individual accounts (or equivalent) of each Group Company;

(v)

in respect of HRA NewCo, each Manco and each Group Company, the resignation of each director, corporate officer or legal representative of such person as listed in Schedule 6.2(a)(iv) (List of the directors or corporate officersof the Group Companies resigning at Completion), it being specified that such resignation shall take effect unconditionally on Completion, shall include an irrevocable waiver by the relevant director or corporate officer or legal representative of any claim against HRA NewCo, any Manco or any of the Group Companies in respect of their position and shall be in the agreed form set out in Schedule 6.2(a)(iv) (Agreed Form Resignation Letter);

(vi)

a certified copy of the minutes of the supervisory board meeting of the Company having passed a resolution to approve the transfers of the Acquired Company Securities to the Purchaser in accordance with the provisions of its articles of association;

(vii)

a certified copy of the notice of the holder of the share of category B issued by each Manco approving the transfers of all the Mancos Securities to the Purchaser in accordance with the provisions of its articles of association;

(viii)	the Completion Disclosure Letter (as such term is defined in the Management Warranty Agreement);

(ix)

release letters indicating that HRA Lux has agreed to release the Encumbrances securing the Shareholder Loans existing prior to the Completion Date immediately upon repayment in full of the Shareholder Receivable; and

(x)	the Payoff Letters.

(b)	At Completion, the Purchaser shall:

(i)	make, or cause the Group Companies to make, as applicable, the Completion Payments in accordance with Clause 3.5 and provide evidence (such as SWIFT confirmation) of all Completion Payments;

(ii)	deliver to the Vendors Representative:

(A)

a copy of the tax transfer forms (formulaire cerfa n°2759-SD) in respect of the Acquired Company Securities (save for the Company Convertible Bonds) and the Mancos Securities, duly executed by the Purchaser; and

(B)

a certified copy of a board resolution and resolutions of the supervisory board and/or shareholders, where required of the Purchaser approving the Transaction and the execution by the Purchaser of this Agreement and any other documents referred to in this Agreement.

(c)	At Completion, the Main Vendor and the Purchaser shall duly notify HRA NewCo of the effectiveness of the transfer of the HRA NewCo Securities to the Purchaser in the form set out in Schedule 6.2(c).

(d)

All matters at Completion will be deemed to take place simultaneously and all documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering them until such time as Completion takes place. Each of such actions, deliveries and payments shall be deemed to have occurred as at the Completion Date.

(e)

All of the actions required for Completion described in Clauses 6.2(a) and 6.2(b) are conditional upon the occurrence of all other such actions. If any Vendor fails to comply with any of the actions and deliveries set forth in Clauses 6.2(a)(i) to 6.2(a)(iii) and Clauses 6.2(a)(vi) to 6.2(a)(vii) or the Purchaser fails to comply with any of the actions and deliveries set forth in Clause 6.2(b), then the complying Party (being, for purposes of this Clause 6.2(e), the Purchaser or the Vendors, as applicable) shall be entitled (in addition to and without prejudice to other rights and remedies available, including, subject to the terms and conditions of this Agreement, the right to claim damages and/or the right to require the specific performance (exécution forcée) of the Transaction in accordance with the provisions of Clause 16) by written notice to the non-complying Party (being, for purposes of this Clause 6.2(e), the Vendors or the Purchaser, as applicable) on the date on which Completion would otherwise have taken place, to:

(i)	require Completion to take place so far as practicable;

(ii)

notify the non-complying Party of a new date for Completion (being not more than 10 Business Days after the original date for Completion), in which case the provisions of this Clause 6.2 shall apply to Completion as so deferred; or

(iii)

terminate this Agreement (other than the Surviving Provisions), it being understood that if the non-compliance can be cured, the termination shall take effect five Business Days after the notification of the termination of this Agreement by the complying Party (it being agreed that exercise of any such termination right shall not require service of a prior notice (“sans mise en demeure préalable”)), unless the non-compliance has been cured within these five Business Days (and the non-complying Party shall use its best efforts to cure the non-compliance within such period) in which case Completion shall take place within five Business Days from the date on which the non-compliance has been cured and the provisions of this Clause 6.2 shall apply to Completion as so deferred.

7.	POST-COMPLETION OBLIGATIONS

7.1	ACCESS TO BOOKS AND RECORDS

(a)

From Completion and until the fifth anniversary of the Completion Date, the Purchaser shall procure that any Vendor and its Representatives are provided, upon reasonable notice and during working hours, at the cost of such Vendor, with all such assistance, documentation, information and access to premises and personnel of the relevant Group Companies as they may reasonably require to prepare their Tax Returns and, in the case of the Main Vendor only, financial statements, in each case in respect of periods prior to Completion, or to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest any other claims, proceedings or investigations made by or against or incurred by such Vendor or its Representatives in respect of period prior to Completion (other than any Claim or any claim, proceeding or investigation between or among any of the Parties (including any Claim, proceeding or investigation arising out of or relating to this Agreement, the Put Option, the Confidentiality Agreement, the Clean Team Agreement or the Transaction)), and the Purchaser shall permit the Vendors and their Representatives to make copies of such documentation and information to the extent required for such purpose, provided that such request does not unreasonably disrupt or interfere with the day-to-day operations of the relevant Group Company and provided that any such information shall be Confidential Information hereunder and the Purchaser will not be obligated to provide any information which, in each case, pursuant to Law, it is (x) not permitted to disclose or (y) not permitted to disclose without also publicly disclosing the information. Notwithstanding the foregoing, the Purchaser Group (including the Group Companies) shall not be required to provide access to or to make available to any person any confidential or commercially sensitive document or information or any document or information to the extent that disclosure would violate any applicable Law or jeopardize the attorney-client privilege of the Purchaser Group (including the Group Companies); provided, that the Purchaser will and will cause the Group Companies to use their respective commercially reasonable efforts to provide such information in a reasonable alternative manner that would not be precluded by the foregoing limitations.During the same time period as the preceding clause (a), the Purchaser agrees not to, and to cause its Affiliates and the Group Companies not to, destroy or otherwise dispose of any files, books, registers, records and documents relating to the Group Companies for the period prior to Completion that would reasonably be expected to be relevant to the Vendors’ Tax Returns to be filed after Completion or the preparation of the applicable Vendor’s financial statements in respect of periods prior to Completion, and until the expiration of the sixth anniversary of the Completion Date, without the prior written consent of the Vendors Representative (which may request, in such case, delivery of such records to the Vendors at their expense).

7.2	FORMER AND CURRENT DIRECTORS OF THE GROUP COMPANIES

(a)

Except as otherwise provided in this Agreement, and without limiting any Vendor’s representations, warranties, covenants or obligations set forth in this Agreement or Purchaser’s rights or remedies with respect thereto (including pursuant to Clause 3.2 or Clause 10), the Purchaser shall not, and shall cause its Affiliates (including, following Completion, the Group Companies) not to, make any claim against any former or current director, manager or officer of the Group Companies (including those resigning on the Completion Date) in their capacity as such for the period prior to the Completion Date; provided that nothing in this clause shall apply to any criminal offence or Fraud committed by such director, manager or officer. The former and current directors, managers and officers of the Group Companies are expressly intended as third-party beneficiaries of this Clause 7.2(a).

(b)

The Purchaser shall procure that the publication formalities relating to the resignations of the directors or corporate officers of the Group Companies having occurred on Completion be carried out as soon as reasonably possible on or after the Completion Date.

7.3	TAX MATTERS

(a)

The Purchaser shall timely and properly make or cause to be made an election under Section 338(g) of the Code, (and any corresponding provisions of state or local Tax Law) with respect to the direct or indirect acquisition of (i) each Group Company (and each Subsidiary thereof) that is not organized under the laws of the United States or any State thereof andis treated as an association taxable as a corporation for U.S. federal income tax purposes, (ii) HRA NewCo and (iii) each Manco (such elections, collectively, the Section 338(g) Elections). For the avoidance of doubt, Purchaser shall not make a Section 338(g) Election with respect to the direct or indirect acquisition of any Group Company that is organized under the laws of the United States or any State thereof. The Purchaser shall timely prepare and properly complete all forms, attachments and schedules necessary to effectuate the Section 338(g) Elections, including Internal Revenue Service (IRS) Forms 8023 and 8883, and any similar forms required under applicable state and local Tax Laws that are necessary or appropriate for purposes of making any state or local election that is comparable to the Section 338(g) Elections (all such forms collectively, the Section 338(g) Forms), and Purchaser shall provide drafts of all Section 338(g) Forms to HRA Lux for its review and comment (which comments must be considered in good faith) within 120 days of the Completion Date (and shall update such forms, as necessary, as a result of any adjustments to the Purchase Price made pursuant to this Agreement and/or the allocation thereof, and shall deliver a copy of such updated forms to HRA Lux as soon as reasonably practicable). The Purchaser shall provide to HRA Lux the final copy of Form 8023 filed by the Purchaser and other documentation confirming its filing no later than ten (10) days after Form 8023 is filed. The Purchaser shall provide to HRA Lux the final copy of Form 8883 filed by the Purchaser and other documentation confirming its filing by the Purchaser no later than August 1st (provided the parties shall cooperate in good faith to extend such deadline to August 15th) of the year following the year in which the Completion takes place, provided, however, that if August 1st (or August 15th if applicable) of such year following the year in which the Completion takes place is prior to the Purchaser’s due date for timely filing Form 8883, the Purchaser shall provide a final copy of the Form 8883 to be filed in connection with the Section 338(g) Elections to HRA Lux by August 1st (or August 15th if applicable) of such year and shall file such form without modification (other than any modifications on account of any adjustments to the Purchase Price made pursuant to this Agreement, in which case Purchaser shall provide a copy of the revised version of Form 8883 to HRA Lux as soon as reasonably practicable, but in no event later than within five (5) days after the finalization thereof) on the applicable due date. The Vendors shall reasonably cooperate with and provide the Purchaser with such assistance as is reasonably requested by the Purchaser to enable the Purchaser to make the Section 338(g) Elections. Neither the Purchaser nor any of its Affiliates shall modify or revoke any Section 338(g) Election following the filing of the IRS Forms 8023 without the prior written consent of HRA Lux (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)

Any and all Tax allocation or sharing agreements or arrangements or other agreements or arrangements relating to Tax matters (other than any such agreement or arrangement exclusively between or among the Group Companies (including, for the avoidance of doubt, the tax consolidation agreement concluded by the Company with the French tax consolidated Subsidiaries which are members of the French tax consolidated group headed by the Company in accordance with the provisions of Article 223 A of the French Code général des impôts), and any non-material commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is commercially reasonable and customary or incidental to a commercial agreement entered into in the ordinary course of business and the primary nature of which is not Tax sharing or indemnification) to which the Group Company, the Mancos or the HRA NewCo is a party shall be terminated as of the Completion Date and, from and after the Completion Date, none of the Group Company, the Mancos or the HRA NewCo shall have any liability to make any payment pursuant to any such agreement for any past or future period.

(c)

The Vendor Representative shall cooperate with the Purchaser, and provide Purchaser with such assistance as Purchaser may reasonably request, in connection with the preparation and filing of any Tax Returns of, and any Tax Proceeding with respect to Taxes of, any Group Company, HRA NewCo or, if applicable, any Manco, for any taxable periods or portions thereof ending on or prior to the Completion Date. Such cooperation shall include the retention and the provision of records and information that is reasonably relevant to any such Tax Return, audit, litigation or other proceeding.

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to each Vendor, as at the date of this Agreement and at the Completion Date, the matters set forth below (except for such representations which are expressly made as of a specific date and are therefore made on said specific date only).

8.1	CAPACITY AND AUTHORITY

(a)	The Purchaser is validly incorporated, in existence and duly registered under the Laws of its country of incorporation.

(b)

The Purchaser has taken all necessary corporate actions and has all requisite power and authority to enter into and perform this Agreement and any other documents to be executed in accordance with its terms.

(c)

This Agreement has been duly authorized by all relevant corporate bodies of the Purchaser, and duly executed and delivered and constitutes a valid, legal and binding obligation on the Purchaser, enforceable against Purchaser in accordance with its terms.

(d)

The Purchaser is not insolvent (“en état de cessation de paiements”), nor subject to any safeguard, bankruptcy or insolvency proceedings under any applicable Laws, or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of financial difficulties. The Purchaser is not subject to a judgment of, or requested for, dissolution, liquidation, or receivership.

(e)

The execution and delivery of this Agreement by the Purchaser and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Purchaser, any agreement or instrument to which the Purchaser is a party or by which it is bound, or any Law that applies to or binds the Purchaser or any of its property, except as would not reasonably be expected to impair or materially delay the ability of Purchaser to consummate the Transaction.

(f)

Except as provided in this Agreement or as would not reasonably be expected to impair or materially delay the ability of Purchase to consummate the Transaction, no consent, action, approval or authorization of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by it or any member of the Purchaser Group to authorise the execution or performance of this Agreement and allow the consummation of the Transaction by it.

(g)

The Purchaser has, or at Completion will have, sufficient funds to fulfil its obligations under this Agreement and allow the completion of the Transaction in accordance with the terms and conditions set out hereunder.

8.2	DUE DILIGENCE

(a)

The Purchaser and its Representatives have had the opportunity to conduct a satisfactory due diligence review of the Group Companies and of the Business and have had access to documents, information (oral or written), data and other materials pertaining thereto, relating inter alia, to legal, financial, accounting and commercial matters, including through the Data Room and the Vendors Due Diligence Reports, and have had the opportunity to attend meetings with Representatives of the Group and ask questions.

(b)

In connection with the Purchaser’s investigation of the Group Companies, the Purchaser has received from the Vendors and its Representatives certain projections, forward-looking estimates and other forecasts on the Group Companies. Without limiting any other provisions herein, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts, that it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts so furnished to it and any use of or reliance by the Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk, and that the Purchaser shall have no claim against anyone with respect thereto, save in the case of Fraud.

(c)

In order to decide to acquire the Securities, the Purchaser relied on its own research and analysis of the documents and information gathered in the course of said due diligence. The Purchaser is a sophisticated buyer with experience to reasonably comprehend the Group Companies and the Business and has extensive familiarity with the industry. The Purchaser has evaluated the merits and risks of the Transaction (having taken appropriate legal and financial advice), and has such knowledge and experience in financial and business matters and in entering into transactions of this type that it is capable of evaluating the merits and risks of the Transaction, is aware of and has considered the financial risks and financial hazards of the Transaction on the terms set out in this Agreement and is able to bear the economic risks of the Transaction contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser has not waived, and nothing in this Agreement shall be interpreted as Purchaser being deemed to have waived, any claim for Fraud.

(d)	The Purchaser has received independent legal and financial advice relating to all the matters provided for in, or contemplated by, this Agreement.

8.3	EXCLUSIVE REPRESENTATIONS AND WARRANTIES

(a)

Except for the representations and warranties contained in this Clause 8 or any representations and warranties contained in the Put Option, the Purchaser does not make any other express or implied representation or warranty to the Vendors.

9.	REPRESENTATIONS AND WARRANTIES OF THE VENDORS

9.1	REPRESENTATIONS BY EACH VENDOR INDIVIDUALLY

Subject to Clause 10, each Vendor represents and warrants to the Purchaser, in respect of itself only (it being understood that the representations and warranties set forth in Clauses 9.1.3 and 9.1.4 shall be made collectively on a several basis, by all the Vendors and not by each Vendor individually), the matters set forth below as of the Put Option Date (except for the representations and warranties set forth in Clause 9.1.1 made by any Vendor who did not sign the Put Option, which Vendor makes such representations and warranties as of the date of this Agreement or, if later, the date of such Vendor’s adherence to this Agreement) and as of the Completion Date (except for such representations which are expressly made as of a specific date and are therefore made on said specific date only).

9.1.1	Capacity and Authority

(a)

Such Vendor has taken all necessary corporate actions and has all requisite power and authority to enter into and perform this Agreement and any other documents to be executed in accordance with their respective terms.

(b)

The execution and delivery of this Agreement by such Vendor and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under any agreement or instrument to which any such Vendor is a party or by which it is bound, or any Law that applies to or binds any such Vendor or any of its property.

(c)

Except as provided in this Agreement or as would not reasonably be expected to impair or materially delay the ability of such Vendor to consummate the Transaction, no consent, action, approval or authorization of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by it or any member of any Vendor’s Group to authorise the execution or performance of this Agreement and allow the consummation of the Transaction by it.

(d)	Where such Vendor is a corporate body:

(i)	Such Vendor is validly incorporated, in existence and duly registered under the Laws of its country of incorporation;

(ii)

This Agreement has been duly authorized by all relevant corporate bodies of such Vendor, and duly executed and delivered by such Vendor and constitutes a valid, legal and binding obligation on such Vendor, enforceable against such Vendor in accordance with its terms;

(iii)

Such Vendor is not insolvent (en état de cessation de paiements), nor subject to any safeguard, bankruptcy or insolvency proceedings under any applicable Laws, or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of financial difficulties. Such Vendor is not subject to a judgment of, or requested for, dissolution, liquidation or receivership; and

(iv)

The execution and delivery of this Agreement by such Vendor and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of such Vendor.

(e)	Where such Vendor is an individual:

(i)	Such Vendor has a full legal capacity and is not subject to any restriction of rights;

(ii)	Such Vendor has the power and authority to enter into this Agreement and, subject to the Regulatory Conditions, to carry out his/her obligations hereunder and is not subject to any authorization; and

(iii)	Such Vendor has duly executed this Agreement which constitutes a legal, valid and binding obligation on him or her, enforceable against him/her in accordance with its terms.

9.1.2	Title to the Securities in the Companies

Each Vendor is the sole legal owner of the Securities listed next to such Vendor’s name in Schedule (C) (Allocation of the Securities), as may be updated in accordance with Clause 3.4(a)(v), and such Securities will be free from all Encumbrances on Completion.

9.1.3	Share Capital

The Securities listed on Schedule (C) constitute, in the aggregate, all of the Company Securities, HRA NewCo Securities and the Mancos Securities. The Company Securities, HRA NewCo Securities and the Mancos Securities comprise the whole of the issued share capital of respectively the Company, HRA NewCo and the Mancos, and no person has the right to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share capital or any other security giving access to the share capital in respect of the Company, HRA NewCo or the Mancos. Other than the Convertible Bonds, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to securities or share capital of or exchangeable or convertible for securities or share capital of the Company, HRA NewCo or the Mancos. There are no declared or accrued by unpaid distributions with respect to the to the share capital in respect of the Company, HRA NewCo and the Mancos. Other than the Shareholders’ Agreement and the shareholders’ agreement relating to HRA Lux and HRA NewCo, no Vendor is party to any voting agreement, voting trust or proxy relating to the voting of any of the share capital in respect of the Company, HRA NewCo and the Mancos.

9.1.4	Related Party Transactions

Other than the Shareholders’ Agreement, the shareholders’ agreement relating to HRA Lux and HRA NewCo, the Convertible Bonds or as disclosed in Schedule 5.3(a), there are no Related Party Agreements between HRA NewCo, any Manco or any Group Company, on the one hand, and the Main Vendor, any Affiliate of the Main Vendor, any GS Affiliate or any Astorg Affiliate or, to the knowledge of the Vendors, (i) any other Vendor or any of their respective Affiliates or (ii) any directors or officers of any of the foregoing, on the other hand. As of the Completion Date (upon Completion) there are no outstanding Related Party Agreements.

9.2	ADDITIONAL REPRESENTATIONS BY HRA LUX

Subject to Clause 10, HRA Lux represents and warrants to the Purchaser the matters set forth below, as of the Put Option Date and as of the Completion Date (except for such representations which are expressly made as of a specific date and are therefore made on said specific date only), in respect only of HRA NewCo.

(a)	HRA NewCo is validly incorporated, in existence and duly registered under the Laws of Luxembourg.

(b)	HRA NewCo is not subject to any bankruptcy or insolvency proceedings under any applicable Laws.

(c)	HRA NewCo is the sole legal owner of the Company Securities as set out in Schedule (C) (Allocation of the Securities), free of any Encumbrances.

(d)	HRA NewCo has no employees or contract for employment or engagement of consultants or other service providers other than in relation to its corporate maintenance.

(e)

HRA NewCo has no business operations, obligations or liabilities of any nature whatsoever, other than (i) in relation to its ownership of Company Securities and its corporate maintenance and (ii) with respect to obligations or liabilities, such obligations or liabilities as would reduce the amount of the HRA NewCo Net Cash Position pursuant to clause (ii) of the definition thereof.

(f)

HRA NewCo has duly and timely filed all material Tax Returns that is it required to file, and all filed Tax Returns were and remain true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. All material Taxes due and payable by or with respect to HRA NewCo (whether or not shown as due and payable on any Tax Return) have been timely paid in full. HRA NewCo’s financial statements reflect adequate accruals and reserves for all material Taxes not yet due and payable by HRA NewCo for all taxable periods and portions thereof accrued through the date of such financial statements.

(g)

HRA NewCo has duly and timely withheld or collected and timely and fully paid over to the appropriate Tax Authority in accordance with applicable Law all material Taxes that it was required to withhold or collect and pay over, and has complied in all material respects with all applicable Tax reporting related to such amounts.

(h)

HRA NewCo is not a party to any ongoing Tax Proceeding and there is no examination, audit, claim or other Tax Proceeding in respect of material Taxes, Tax Returns, or other Tax matters of or with respect to HRA NewCo currently pending or threatened in writing.

(i)	HRA NewCo is properly classified as an association taxable as a corporation for U.S. federal income tax purposes and is not organized under the laws of the United States or any State thereof.

9.3	ADDITIONAL REPRESENTATIONS BY THE MANCO SHAREHOLDERS ON A SEVERAL BASIS

Subject to Clause 10, each Manco Shareholder represents and warrants to the Purchaser, on a several basis (conjointement), the matters set forth below, as of the Put Option Date and as of the Completion Date (except for such representations which are expressly made as of a specific date and are therefore made on said specific date only), each in respect only of the Mancos.

(a)	The Mancos are validly incorporated, in existence and duly registered under the Laws of France.

(b)	The Mancos are not subject to any bankruptcy or insolvency proceedings under any applicable Laws.

(c)	Each Mancos is the sole legal owner of the Company Securities as set out in Schedule (C) (Allocation of the Securities), free of any Encumbrances.

(d)	The Mancos have no employees or contract for employment or engagement of consultants or other service providers other than in relation to their corporate maintenance.

(e)

The Mancos have no business operations, obligations or liabilities of any nature whatsoever other than in relation to their ownership of Company Securities and their corporate maintenance and in respect of the Shareholder Loans.

9.4	EXCLUSIVE REPRESENTATIONS AND WARRANTIES

(a)

Except for the representations and warranties contained in this Clause 9 or any representations and warranties contained in the Put Option or the Management Warranty Agreement, none of the Vendors makes any other express or implied representation or warranty to the Purchaser.

(b)

The payment of a Refund provided in Clause 10 shall be the exclusive remedy of the Purchaser in respect of any Claim, save in the case of Fraud. To the fullest extent permitted by applicable Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1641 and 1643 of the French Civil Code. For the avoidance of doubt, nothing in this Clause 9.4 shall be deemed to limit any remedy available to Purchaser in respect of any Leakage.

10.	REFUND BY THE VENDORS

10.1	REFUND

(a)

Subject to the provisions of this Clause 10, from and after the Completion Date, each Vendor shall repay to the Purchaser a portion of the Purchase Price equal to any Losses (a Refund) that the Purchaser or its Affiliates may have incurred or suffered arising out of or as a result of:

(i)	any breach or inaccuracy of any representation or warranty in Clause 9 or the Put Option,

(ii)	any breach by any of the Vendors of any covenant or obligation in this Agreement (including Clause 5.1) or the Put Option, or

(iii)	the matters as set forth in Schedule 5.1(g) in accordance with and subject to the terms and limitations set forth in such Schedule;

provided, that notwithstanding anything in the contrary in this Agreement, the Main Vendor shall be liable for the obligations of the FCPE in respect of Refunds pursuant to this Clause and the Purchaser shall (x) be entitled to recover any such Refunds directly from the Main Vendor and (y) have no obligation to pursue recovery against the FCPE prior to recovering from the Main Vendor.

(b)	Any payment due by a Vendor hereunder shall be treated as a reduction of the Purchase Price.

(c)

The allocation of the liability among the Vendors shall be made prorata their allocable portion of the Purchase Price, except that with respect to a Claim pursuant to Clause 10.1(a)(i) in respect of any breach or inaccuracy of any representation or warranty given by such Vendor individually (i.e. given under Clause 9.1.1, 9.1.2, 9.2 or 9.3 or the corresponding provisions of the Put Option) with respect to which only certain Vendors are liable in respect of such Claim, each such Vendor shall be liable in the proportion that its portion of the Purchase Price bears to the portion of the Purchase Price received by all such liable Vendors;

provided that, with respect to the FCPE, nothing in this Clause 10.1(c) shall limit or modify the Main Vendors’ obligations or the Purchaser’s rights pursuant to the proviso of Clause 10.1(a).

(d)

Notwithstanding the fact that a Loss may result from a breach or inaccuracy of more than one of the representations, warranties or covenants of the Vendors hereunder, the Vendors shall not have duplicative liability in respect of such Loss.

10.2	LIMITS ON CLAIMS

(a)

The aggregate liability of a Vendor in respect of all Claims (including any costs and expenses payable by the Vendors in connection with such Claims), excluding Claims made in connection with the Tax Representations, shall not exceed (i) the aggregate amount of the Purchase Price actually received by such Vendor plus (ii) any Leakage attributable to such Vendor or any member of such Vendor’s Group or any Leakage Party associated with such Vendor’s Group; provided that nothing in this Clause 10.2(a) shall limit or modify the Main Vendors’ obligations with respect to the FCPE or the Purchaser’s rights pursuant to the proviso of Clause 10.1(a).

(b)

Except in the case of Fraud, the aggregate liability of the Main Vendor in respect of all Claims (including any costs and expenses payable by the Main Vendor in connection with such Claims) made on the basis of a breach or inaccuracy of any of the Tax Representations, shall not exceed one (EUR 1) euro, regardless of whether the Purchaser can cover and/or maintain a representations and warranties insurance policy, whether the terms thereof do not provide coverage for any specific type or category of Claims or Losses, or whether the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any Claims made thereunder.

(c)

Specific written notice of any Claim shall be given in accordance with paragraph (d) below by the Purchaser to the Vendors Representative, as agent for the relevant Vendor, within the period of 24 months from the Completion Date, and the Vendors shall cease to be under any liability to the Purchaser or otherwise in respect of all and any Claim(s) not so notified to the Vendors Representative.

(d)

The Purchaser shall give notice in writing of any Claim to the Vendors Representative as soon as reasonably practicable and, in any event, within 30 Business Days of the Purchaser becoming aware of the facts, matters and circumstances giving rise to such Claim. Such notice shall, include such detail as is reasonably available to the Purchaser at the time of the relevant facts and circumstances giving rise to the Claim, which the Purchaser or any of its Affiliates has paid or may have incurred or suffered the Loss in respect of which the Claim is brought, the Purchaser’s bona fide estimate of any alleged Loss (to the extent reasonably available) and the specific warranties or other provisions of this Agreement which are alleged to have been breached, as well as any other available supporting evidence as may reasonably be required to assess the merits of the Claim and the computation of the Refund or estimate of the Loss; provided, that the non-compliance by the Purchaser with the provisions of this paragraph shall not excuse the liability of the Vendors in respect of such Claim except to the extent that the Vendors are materially prejudiced by such non-compliance in respect of such Claim.

(e)

The amount of the liability of the Vendors in respect of a Loss shall be reduced by (i) any monetary gain or other benefit, other than any Tax benefit, benefiting to the Purchaser or its Affiliates or any Group Company resulting from the relevant Loss and (ii) the amount of any Tax Benefit to the extent such Tax Benefit is recognized by the Purchaser in the taxable year in which the Loss occurred or the subsequent tax year, which is directly related to (and that would not have arisen but for) such Loss, net of any expenses incurred in obtaining such Tax benefit, including any Taxes imposed or payable in respect of the receipt or accrual thereof.

10.3	EXCLUSIONS

(a)

The Vendors shall not be liable in respect of any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is disclosed in the section or subsection of Article IX of Schedule 10.3 (Vendor Disclosure Schedule) corresponding to the specific warranties or other provisions of this Agreement which are alleged to have been breached (it being agreed that the disclosure of any information in a particular section or subsection of such Schedule shall be deemed to be disclosure of such information with respect to any other section or subsection of Article IX of such Schedule to which the relevance of such information is reasonably apparent on its face).

(b)	The Vendors shall not be liable in respect of any Claim if and only to the extent that the Claim would not have arisen but for, or is increased as a result of:

(i)

any alteration to or enactment of any generally applicable Law which was announced or enacted after the date of this Agreement (even if such alteration or enactment has a retroactive effect) that as of the Put Option Date was not pending and could not reasonably have been expected to occur;

(ii)

the withdrawal or amendment of any concession or written agreement with any Group Company previously made by any Authority and in full force at the date of this Agreement (even if such withdrawal or amendment has a retroactive effect) that (A) as of the Put Option Date was not pending and could not reasonably have been expected to occur and (B) was unrelated to, and did not result from, any action or omission by any Vendor or any member of a Vendor’s Group;

(iii)

any act or omission of any member of any Vendor’s Group or any Group Company prior to Completion taken at the written request of the Purchaser (delivered on behalf of the Purchaser by the individual specified in Clause 5.1(c)(ii)).

(c)

To the extent the fact, matter, event or circumstance giving rise to a Claim is capable of remedy, the Vendors shall not be liable for Losses in respect of such Claim solely to the extent that such fact, matter, event or circumstance is remedied without any cost or other Loss to Purchaser or any of its Affiliates within 45 Business Days of the date of the notice referred to in Clause 10.2(c).

(d)

The Vendors Representative may object in writing to a Claim at any time after receipt of the corresponding Claim notice from the Purchaser. In such case, the Vendors Representative and the Purchaser shall attempt in good faith to reach an agreement with respect to the validity of such Claim and the amount of the corresponding Refund. If no such agreement can be reached after good faith negotiations within a period of 30 Business Days following the receipt by the

Purchaser of the written objection of the Vendors Representative, the dispute shall be settled in accordance with the provisions of Clause 24(c).

(e)

The Vendors shall not be liable in respect of any Claim and any liability of the Vendors in respect of such Claim shall absolutely cease, to the extent not previously satisfied, withdrawn or settled, unless court proceedings in respect of such Claim have been validly initiated within 12 months after the date of the notice referred to in Clause 10.2(c) is given.

(f)

The Vendors shall not be liable for Losses in respect of any Claim to the extent that the amount of such Losses is covered by any insurance policy and the Purchaser or its applicable Affiliate has actually recovered proceeds (net of and all costs and expenses (including Taxes to the extent actually payable in cash) and the costs of any deductible or retention or any increase in insurance premiums) incurred in connection with recovery such proceeds) thereunder in respect of such Claim (provided, that, in the event the Purchaser or any such Affiliate recovers any such proceeds following its receipt of a payment from any Vendor under this Clause 10, the Purchaser shall promptly return to the Vendors Representative, for distribution to the applicable Vendors, an amount equal to the lesser of (x) the amount of such net proceeds and (y) the aggregate amount of such payments received by Purchaser from Vendors.

10.4	DUTY TO MITIGATE

After the Completion, the Purchaser shall procure that all commercially reasonable steps and proceedings are taken in order to avoid or mitigate any Claim, including prosecuting diligently and in good faith any claim that it or any Group Company may have against any Third Party to receive indemnification or any other recovery (including insurance proceeds, it being understood, that all costs and expenses (including the costs of any deductible or retention or any increase in insurance premiums) incurred in connection with recovery such proceeds shall be indemnifiable Losses in respect of such Claim). The Purchaser shall keep the Vendors Representative regularly informed of all such efforts. For the avoidance of doubt, none of the exclusions contained in Clause 10.3 or this Clause 10.4 shall preclude the Purchaser from making any Claim or recovering any Loss directly from the Vendors, or require that the Purchaser pursue an alternative source of recovery prior to noticing and prosecuting a Claim and obtaining a refund from the Vendors, under this Clause 10.

10.5	CONDUCT OF THIRD PARTY CLAIMS

(a)

In respect of any fact, matter, event or circumstance which comes to the notice of the Purchaser which is reasonably likely to result in a claim against the Purchaser or any of its Affiliates by a Third Party other than a member of the Purchaser Group (a Third Party Claim) and which, in turn, is reasonably likely to result in a Claim, the Purchaser shall as soon as reasonably practicable give written notice of the Third Party Claim to the Vendors Representative specifying in reasonable detail the material aspects of the Third Party Claim but any failure to do so shall not prejudice the Purchaser’s or any of its Affiliates’ Claim except to the extent the Vendors Representative is materially prejudiced by the delay. Except with respect to any Third Party Claim that (x) is a criminal or quasi-criminal Proceeding or involves an actual or alleged violation of Law or (y) involves a request for non-monetary or other injunctive relief, the Purchaser shall:

(i)	keep the Vendors Representative promptly informed of the progress of the Third Party Claim;

(ii)

not make any admission of liability or any agreement, settlement, or compromise in relation to the Third Party Claim without the prior written consent of the Vendors Representative (not to be unreasonably withheld or delayed); and

(iii)	allow the Vendors Representative, at its election, to take over the conduct of the Third Party Claim.

(b)	If the Vendors Representative elects to conduct the Third Party Claim:

(i)	it shall inform the Purchaser within 20 Business Days of the receipt of the corresponding Claim notice from the Purchaser;

(ii)	it shall retain counsel of its choice at its own expense to defend the interest of the Purchaser and its Affiliates;

(iii)

the Purchaser shall cooperate in providing the Vendors Representative with all information or documents reasonably available or access to sites and employees in relation to the Third Party Claim which the Vendors Representative may reasonably request (which information or documents or information obtain via such access shall be Confidential Information hereunder); the Vendors Representative shall in turn keep the Purchaser informed of the progress of such Third Party Claim and its defence;

(iv)

the Purchaser shall be entitled to participate in the defence of the Third Party Claim and to retain separate counsel of its choice for such purpose, at its own expense; provided that the Vendors Representative shall bear the reasonable fees of one firm of legal counsel in each jurisdiction implicated in such Third Party Claim if, but only if, the defendants in such Third Party Claim include both Purchaser (or any its Affiliates) and any member of any Vendor’s Group and Purchaser shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between Purchaser or any such Affiliate and any such member of any Vendor’s Group with respect to such Third Party Claim. In these circumstances, the Vendors Representative shall consult with the Purchaser on significant matters relating to the defence of such Third Party Claim and take such actions as the Purchaser may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend such Third Party Claim;

(v)

the Vendors Representative shall be entitled to enter into any settlement of such Third Party Claim or withdraw from proceedings vis a vis or with a claimant to the extent such claimant gives to the Purchaser and its Affiliates an unconditional release from all liability with respect to such Third Party Claim; provided, that the Vendors Representative shall not settle any such Third Party Claim or so withdraw from proceedings without the prior written consent of the Purchaser unless such settlement (A) does not involve any non-monetary relief against or any finding or admission of any violation of Law or wrongdoing by the Purchaser or any of its Affiliates, (B) does not result in any adverse precedent or contain any provision encumbering or restricting any assets of the Purchaser or any of its Affiliates otherwise adversely affecting the Purchaser or any of its Affiliates, and (C) any money damages are borne solely by the Vendors.

(c)

If the Vendors Representative notifies the Purchaser that it does not elect to conduct the defence of the Third Party Claim, or if it fails to inform the Purchaser of its choice within the time limit set out in paragraph (b), the Purchaser or its relevant Affiliate shall comply with the provisions of paragraph (a) with respect to such Third Party Claim.

10.6	NO RECOURSE AGAINST NON-PARTIES

(a)

Except in the case of Fraud, all claims or cause of actions that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the persons that are expressly identified as Parties hereto (including, for the avoidance of doubt, the Parent).

(b)

No person who is not a named Party, including without limitation any Affiliate, or director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, adviser or representative, of any named Party or any of its Affiliates (the Non-Party Affiliates), shall have any liability (whether in contract, in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or any certificate delivered pursuant hereto or for any claim based on, in respect of, or by reason of this Agreement or any certificate delivered pursuant hereto or their negotiation or execution; and each Party hereto undertakes that it shall not make any such claim against, and waives and releases any such liabilities, claims and obligations against any such Non-Party Affiliates (except, in each case, as may be expressly agreed between the Purchaser and any such Vendor). Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. Nothing in this Clause 10.6(b) shall relieve any person of any obligation or liability for, or be deemed to waive or release any claim or cause of action based upon, Fraud.

(c)

No individual who in his/her capacity as agent, legal representative or otherwise, signs this Agreement or any certificate delivered pursuant hereto on behalf of any Party hereto (the Non-Party Individual) shall have any liability for any obligations or liabilities arising under, in connection with or related to this Agreement or any certificate delivered pursuant hereto, or for any claim based on, in respect of, or by reason of this Agreement or any agreement or certificate delivered pursuant hereto, or their negotiation or execution, solely by reason of having signed this Agreement or any such certificate in such capacity; and each Party hereto undertakes that it shall not make any such claim against, and waives and releases all such liabilities, claims and obligations against any such Non-Party Individual. Non-Party Individuals are expressly intended as third party beneficiaries of this provision of this Agreement. Nothing in this Clause 10.6(c) shall relieve any person of any obligation or liability for, or be deemed to waive or release any claim of or cause of action based upon, Fraud.

11.	VENDORS REPRESENTATIVE

(a)

Each Vendor hereby irrevocably appoints HRA Lux to act as its representative (the Vendors Representative) and to represent each Vendor for the purposes contemplated by this Agreement in accordance with the provisions of article 1153 et seq. of the French Civil Code.

(b)

Each Vendor being a natural person hereby specifically authorizes, under article 1161 of the French Civil Code, the Vendors Representative to act as representative of several Vendors for the purpose of the negotiation and execution on their behalf of any agreement or document to which such Vendors are parties.

(c)

Each Vendor who does not hold or holds part of its Securities in a plan d’épargne en actions hereby irrevocably authorises the Vendors Representative to withhold such proportion of its allocable portion of the Purchase Price in order to pay its share of the costs and expenses of the Vendors in connection with this Agreement (the Deducted Vendors Costs). If its allocable portion of the Purchase Price corresponding to its Securities held outside a plan d’épargne en actions is not sufficient to cover its share of the costs and expenses of a Vendor, the remaining part of such costs and expenses shall not be withheld and deducted by the Vendors Representative but such Vendor shall pay it separately prior to the Completion by wire transfer to the bank account of the Vendors Representative.

(d)

Each Vendor hereby irrevocably agrees that it shall be bound by any steps or actions taken or any agreement entered into by the Vendors Representative acting in accordance with this Agreement, in particular (without limitation) pursuant to Clauses 3.4, 10.3, 11 and 20.

(e)

If for any reason HRA Lux shall not be able to act as the Vendors Representative and the Vendors nominate in writing another person to fill the role of Vendors Representative, such other person as shall be so notified in writing to the Purchaser by the Vendors shall be the Vendors Representative in substitution for HRA Lux so long as such other person is reasonably acceptable to the Purchaser; provided, that HRA Lux shall nevertheless remain responsible to Purchaser for any breach by the Vendors Representative of any of its obligations hereunder.

(f)

Each Vendor irrevocably and unconditionally undertakes to indemnify and hold the Vendors Representative harmless against all Losses arising from the exercise or the purported exercise in good faith of any of the rights or duties of the Vendors Representative contemplated by this Agreement.

12.	U.S. SPECIAL RESOLUTION REGIME

(a)

In the event that HRA Lux becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from HRA Lux will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any such interest, obligation and property) were governed by the laws of the United States or a state of the United States.

(b)

In the event HRA Lux or any of its Affiliates becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. § 252.81 (Default Right)) under this Agreement that may be exercised against HRA Lux are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

13.	ADVISORS

The Parties declare they were advised by their own lawyers or advisors and have therefore been able to independently assess the scope of their rights and obligations under this Agreement and had the opportunity to negotiate all terms of this Agreement. Consequently, no advisor or lawyer shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and the Parties acknowledge and agree that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Civil Code.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

(a)

The Purchaser and the Vendors Representative shall mutually agree on the content of the press release to be issued on or about the date hereof announcing the execution of this Agreement on or about the Completion Date announcing the Completion of the Transaction. With respect to all other press releases, public announcements or filings of any kind concerning the Transaction, the Vendors Representative and the Purchaser shall consult together and agree as to the terms of, the timetable for and the manner of publication of any announcement which either Party may desire to make regarding the Transaction or this Agreement and no other Party shall make any such press release, public announcement or filing concerning the subject matter of this Agreement, without the prior written consent of the Purchaser and the Vendors Representative (which shall not be unreasonably withheld or delayed); provided, that no such consultation, agreement or consent shall be required with respect to any press release, public announcement or filing that (i) is not inconsistent with previous press releases, public announcements or filings made by the Vendors Representative or the Purchaser in compliance with this Clause 14(a) or

(ii) is required by applicable Law, court process or the listing agreement or the listing rules of any securities exchange.

(b)	Subject to Clause (c) and (d), each Party:

(i)	shall treat as strictly confidential:

(A)

any information relating to the Transaction, the existence and the provisions of this Agreement (including the names of the parties to such agreements), the arrangements contemplated by this Agreement and the process of their negotiations;

(B)

in the case of the Vendors, any information received or held by the Vendors or any of their Representatives which relates to the Purchaser Group or, following Completion, to HRA NewCo, any Manco or any of the Group Companies; and

(C)

in the case of the Purchaser, any information received or held by the Purchaser or any of its Representatives which relates to a Vendor’s Group and, prior to Completion or if Completion does not occur, to HRA NewCo, any Manco or any of the Group Companies;

(together the Confidential Information); and

(ii)

shall not, except with the prior written consent of the Vendors Representative, in the case of the Purchaser, or the Purchaser, in the case of any of the Vendors, (in each case which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

(c)

Clauses (a) and (b) shall in no way prevent or restrict Purchaser, any Vendor or any of their respective Representatives from passing any Confidential Information to any of their Representatives or any of its (or their) providers of finance, including limited partners of the Astorg Affiliates and GS Affiliates or providers of debt financing. Each Party undertakes that it shall only disclose Confidential Information to its Representatives and providers of finance (i) where it is reasonably required for the purposes of performing its obligations under this Agreement or in the case of the Purchaser Group, in connection with any debt financing contemplated by Clause 5.6 or for the operation of its business and the business of HRA NewCo, the Mancos or the Group Companies following the Completion in the ordinary course, and (ii) only where such recipients are informed of the confidential nature of the Confidential Information and have undertaken to comply with this Clause 14 as if they were a party to it and, (iii) in the case of the Purchaser, for the purposes of the Transaction.

(d)	Clauses (a) and (b) shall not apply if and to the extent that the Party using or disclosing Confidential Information or making such press release, public announcement or filing can demonstrate that:

(i)

such disclosure or announcement is required by Law or by any listing agreement or the listing rules of any stock exchange or any Authority (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction, including as may be required in connection with the satisfaction of the Regulatory Conditions;

(ii)

such disclosure is made to a Party’s Affiliate(s) or its or their directors, officers or senior employees to the extent reasonably required for purposes connected with this Agreement, in which case the disclosing person is responsible for ensuring that the relevant Affiliate, directors, officers or senior employees complies with the terms of this Clause 14 as if it were a Party;

(iii)

the disclosure or use is required for the purpose of legal proceedings arising out of this Agreement or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a disclosing person’s Affiliates;

(iv)

the disclosure is made to a professional adviser of the disclosing person in connection with this Agreement, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of this Clause 14 as if it were a Party;

(v)

such disclosure or announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by Clause 20; or

(vi)

the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 14(d).

(e)

If a Party makes a disclosure in the circumstances contemplated by Clause 14(d)(i) it shall, to the extent it is permitted to do so by applicable Law and to the extent it is reasonably practicable to do so, notify the other Party of such disclosure (except for disclosure for legal or regulatory reasons where the disclosure is made to a regulatory body only in the ordinary course of its supervisory function or pursuant to any listing agreement or the listing rules of any stock exchange or rules of regulations promulgated by the U.S. Securities and Exchange Commission).

(f)

Notwithstanding any other provision of this Agreement, the prior written consent of the Broad Street Entity shall be required for the inclusion of any Confidential Information in relation to the identity of any GS Affiliates (including their affiliation with the Company prior to Completion hereunder) in any press release, public announcements or filings of any kind regarding the Transaction or this Agreement, it being specified that if such press release, public announcements or filings is required by applicable Law, court process or the listing agreement or the listing rules of any securities exchange, the consent of the other Parties shall not be required and the disclosing Party shall, prior to making such disclosure and to the extent reasonably practicable, consult with the other Parties in good faith, and consider any comments timely proposed by the other Parties with respect to the portion of such disclosure that references the identity of such Party or Party’s Affiliates.

(g)	The provisions of this Clause 14 shall survive termination of this Agreement or Completion, as the case may be, and shall continue for a period of five years from the Put Option Date.

15.	FURTHER ASSURANCE

Each Party shall, following the Completion Date, execute and deliver or procure, so far as they are reasonably able, the execution and delivery of, all such documents, and do all such things, as the Purchaser and/or the Vendors (as the case may be) may reasonably require at the cost of the requesting Party for the purpose of giving full effect to the provisions of this Agreement.

16.	SANCTIONS FOR NON PERFORMANCE

(a)	Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Without prejudice to the other remedies provided for in article 1217 of the French Civil Code, each Party agrees that, in case of breach or non-compliance by any of them of its obligations under this Agreement, any other Party may seek the specific performance of the obligations contained in this Agreement in accordance with articles 1221 and 1222 of the French Civil Code. As an exception to article 1221 of the French Civil Code, the Parties expressly agree that the specific performance of the obligations contained in Agreement may be sought by any Party even if there is a manifest disproportion between its cost to the debtor and its interest for the creditor.

(b)	Without prejudice to any other provision of this Agreement, each Party irrevocably waives any right to terminate this Agreement under article 1226 of the Code Civil.

17.	ENTIRE AGREEMENT

This Agreement, the Put Option, the Confidentiality Agreement, the Clean Team Agreement, that certain letter of undertaking by and between the Main Vendor and Purchaser, dated as of September 8, 2021 and the Management Warranty Agreement, set out the entire agreement between the Parties relating to the Transaction and, save to the extent expressly set out in this Agreement, the Put Option, the Confidentiality Agreement, the Clean Team Agreement and that certain letter of undertaking by and between the Main Vendor and Purchaser, dated as of September 8, 2021 and the Management Warranty Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

18.	WAIVER AND VARIATION – HARDSHIP

(a)

Unless otherwise specifically provided, a failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

(b)

Unless otherwise specifically provided, a waiver of any right, provision, condition, consent or remedy or any discharge of any obligation or liability under this Agreement shall only be effective if given in writing.

(c)

No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Purchaser and the Vendors Representative. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

(d)

Each Party irrevocably waives any rights and remedies that it may have under article 1195 of the French Civil Code. Accordingly, other than as expressly contemplated by this Agreement, each Party hereby accepts the risk of having to bear the consequences of an unforeseeable change in circumstances and expressly waives any claim for renegotiation, review or termination of this Agreement on the ground of such a change even if such change results in the performance this Agreement becoming excessively onerous for that Party.

19.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and the Parties shall negotiate in good faith to replace it with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

20.	ASSIGNMENT

(a)

Except as provided in this Clause 20 or as the Parties may specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement (including the right to a Refund as provided in Clause 10) nor grant, declare, create or dispose of any right or interest in it, including by way of security.

(b)	Subject to Clause (c), the Purchaser may assign the benefit of this Agreement:

(i)	to any wholly-owned subsidiary of the Parent which would be substituted to the Purchaser prior to Completion to acquire all or a portion of the Securities; and

(ii)

in whole or in part, to any bank or financial institution lending money or making other banking facilities available to the Purchaser for the acquisition of the Securities, by way of security (including by way of pledge or assignment of receivables or delegation of payment of any amounts payable by the Vendors to the Purchaser hereunder);

in both cases, subject to (i) written notice being given to the Vendors Representative of such assignment or granting of security, no later than five Business Days prior to the Completion Date and (ii) reasonably satisfactory information and documents reasonably required in connection with anti-money laundering/KYC. Any assignment made pursuant to this Clause 20 shall be in writing and in compliance with the provisions of articles 1216 to 1216-3 of the French Civil Code.

(c)	Any assignment made pursuant to this Clause 20 shall be on the basis that:

(i)	the Vendors may discharge their obligations under this Agreement to the Purchaser until the Vendors Representative receives notice of the assignment;

(ii)

the liability of the Vendors to any assignee shall not be greater than its liability to the Purchaser (or any other prior assignees, collectively with the Purchaser, in the aggregate) prior to such assignment;

(iii)

the terms of such substitution provide that the substituting entity will automatically (de plein droit) lose its rights against the Vendors under this Agreement if and when it ceases to be a wholly-owned Affiliate of the Parent; and

(iv)

save if a prior discharge from the Vendors Representative has been formally obtained, the Purchaser will remain jointly and severally (solidairement) liable for any obligations under this Agreement and the obligations of Parent under Clause 21 shall apply in respect of such substituting wholly-owned Affiliate.

(d)

The Main Vendor may assign the benefit of this Agreement to any of its Affiliates, subject to a written notice being given to the Purchaser of such assignment, no later than 10 Business Days prior to the Completion Date; provided that the Main Vendor and such Affiliate remain jointly and severally (solidairement) liable for any obligations under this Agreement. Any assignment made pursuant to this paragraph shall be in writing and in compliance with the provisions of articles 1216 to 1216-3 of the French Civil Code.

(e)

Subject to any provisions for the contrary expressly mentioned in this Agreement, nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision thereof.

21.	PARENT GUARANTEE

(a)

Purchaser shall at all times remain a wholly owned Subsidiary of Parent. Parent unconditionally and irrevocably guarantees to the Vendors, the due and punctual performance and observance by the Purchaser of all of its obligations, commitments, undertakings, representations and warranties under or pursuant to this Agreement (the Purchaser Guaranteed Obligations). The liability of Parent under this Clause 21 shall not be released or diminished by any variation of the Purchaser Guaranteed Obligations.

(b)

If and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Purchaser Guaranteed Obligations, Parent shall, as soon as possible and in any event no later than two Business Days following written notice of such default by the Vendors Representative, unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement.

(c)

This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchaser Guaranteed Obligations shall have been performed or satisfied in full in accordance with this Agreement.

(d)	Parent represents and warrants to each Vendor the matters set forth below as of the Put Option Date and as of the Completion Date.

(i)

Parent has taken all necessary corporate actions and has all requisite power and authority to enter into and perform this Agreement and any other documents to be executed by Parent in accordance with their respective terms.

(ii)

The execution and delivery of this Agreement by Parent and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under any agreement or instrument to which Parent is a party or by which it is bound, or any Law that applies to or binds Parent or any of its property.

(iii)	Parent is validly incorporated, in existence and duly registered under the Laws of its country of incorporation;

(iv)

This Agreement has been duly authorized by all relevant corporate bodies of Parent, and duly executed and delivered by Parent and constitutes a valid, legal and binding obligation on Parent, enforceable against Parent in accordance with its terms;

(v)

Parent is not insolvent (en état de cessation de paiements), nor subject to any safeguard, bankruptcy or insolvency proceedings under any applicable Laws, or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of financial difficulties. Parent is not subject to a judgment of, or requested for, dissolution, liquidation or receivership.

(vi)

The execution and delivery of this Agreement by Parent and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of Parent.

(e)

Except for the representations and warranties contained in Clause 21(d) or any representations and warranties contained in the Put Option, Parent does not make any other express or implied representation or warranty to the Vendors.

22.	PAYMENTS, SET OFF AND DEFAULT INTEREST

All payments made by the Purchaser under this Agreement shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. Notwithstanding anything in this Agreement to the contrary, each of Parent, Purchaser, the Mancos, HRA NewCo, the Company and their respective Affiliates shall be entitled to deduct and withhold from any payment otherwise required under this Agreement such amounts as it is required to deduct or withhold with respect to the making of such payment under any applicable Tax Law. To the extent that any amounts are so withheld or deducted, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

23.	NOTICES

(a)

Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause (b) and served:

(ii)	by hand delivery, in which case it shall be deemed to have been given upon delivery to the recipient (as evidenced by the acknowledgement of receipt);

(iii)	by registered letter with acknowledgment of receipt or by an express overnight delivery service, in which case it shall be deemed to have been given on the date of first presentation; or

(iv)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that any notice despatched after 8:00 p.m. Paris time on a Business Day shall be deemed given the next Business Day.

(b)	Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, as set out below:

For any Vendor:

Name:	HRA Lux
For the attention of:	Thierry Timsit, Judith Charpentier and Olivier Lieven
Address:	2, rue Albert Borschette, L-1246 Luxembourg
E-mail address:	ttimsit@astorg.com
jcharpentier@astorg.com
olieven@astorg.com

with a copy to:

Name:	Latham & Watkins
For the attention of:	Thomas Forschbach and Alexander Crosthwaite
Address:	45, rue Saint-Dominique, 75007 Paris - France
E-mail address:	thomas.forschbach@lw.com and
alexander.crosthwaite@lw.com

For the Purchaser or Parent:

Name:	Habsont Unlimited Company
Perrigo Company, plc
For the attention of:	Jim Larson
Legal Department
Address:	c/o Perrigo Company
515 Eastern ve.
Allegan, MI 49010, USA
E-mail address:	james.larson@perrigo.com
legal@perrigo.com

with a copy to:

Name:	Wachtell, Lipton, Rosen & Katz
For the attention of:	Igor Kirman
Victor Goldfeld
Eric M. Feinstein
Address:	51 West 52nd Street
New York, New York 10019
E-mail address:	IKirman@wlrk.com
VGoldfeld@wlrk.com
EMFeinstein@wlrk.com

and

Name:	Darrois Villey Maillot Brochier A.A.R.P.I.
For the attention of:	Pierre Casanova
Orphée Grosjean
Address:	69, avenue Victor Hugo
Paris, France 75116
E-mail address:	pcasanova@darroisvilley.com
ogrosjean@darroisvilley.com

(c)

Any Party may notify the other Parties of any change to its address or other details specified in this Clause 23 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

(d)	Any notice to be given to or by all of the Vendors under this Agreement shall be deemed to have been properly given if it is given to or by the Vendors Representative.

24.	COSTS

(a)

Whether or not the Transaction is completed and except as otherwise provided in this Agreement, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement (in the case of the cost allocation solely amongst the Vendors, in accordance with the Shareholders’ Agreement), and subject to

Clause 11(c) regarding the allocation amongst the Vendors of the costs and expenses of the Vendors, and Clause 4.1(j).

(b)

For the avoidance of doubt, the Purchase Price represents the consideration agreed among the Purchaser and the Vendors for the Securities and does not include any costs or expenses, including fees of legal and other counsels, incurred in connection with the negotiation, preparation, execution and implementation of this Agreement which shall be payable in accordance with this Clause 24.

(c)

The Purchaser shall bear all stamp duty and any other transfer Taxes imposed directly as a result of the Transaction (Transfer Taxes) (for the avoidance of doubt, not including any income, capital gain, withholding or similar Taxes of or with respect to the Vendors). The Purchaser shall take all reasonable steps to fulfil any and all formalities and related payment obligations relating thereto on a timely-basis, provided that the Vendors Representative and the Vendors shall cooperate in good faith and give all assistance to the Purchaser to permit the assessment of any Transfer Taxes (with a view to minimize, to the fullest extent possible under Tax Laws the amount of any such Transfer Taxes payable in connection therewith) and the performance by the Purchaser of such related formalities and payment obligations. Upon the reasonable request of the Vendors Representative, the Purchaser shall promptly provide the Vendors Representative with evidence of the payment of any such Taxes. The Purchaser undertakes to indemnify the Vendors upon reasonable request from any Transfer Taxes (and any other reasonable third party expenses) that they actually incur as a direct result of the breach by the Purchaser of its obligations to timely pay all applicable Transfer Taxes and timely proceed to the related filing formalities.

25.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of France.

(b)	The Parties irrevocably agree that the Commercial Court of Paris shall have exclusive jurisdiction to settle any disputes arising out of this Agreement.

(c)

For the purposes of this Clause, dispute means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

In accordance with Articles 1366 et seq. of the French Civil Code, the Parties agree that each Party can duly execute this Agreement electronically, including by appending an electronic signature generated through DocuSign’s service or any similar service, and acknowledge that such electronic signature carries the same legal value as their handwritten signature.

[Rest of the page intentionally left blank – Signature pages follow]

[Signature page of the Securities Sale Agreement]

The Vendors

HRA LUX S.A R.L.

/s/ Thibaut Cavrois,

Duly represented by:

Mr. Thibaut Cavrois, duly authorized

[Signature page of the Securities Sale Agreement]

CEMAG SAS

/s/ André Ulmann

Duly represented by:

Mr. André Ulmann

[Signature page of the Securities Sale Agreement]

VANEAU SAS

/s/ Stephen Monod

Duly represented by:

Mr. Stephen Monod

[Signature page of the Securities Sale Agreement]

FONDS COMMUN DE

PLACEMENT D’ENTREPRISE HÉRA

/s/ Ghislain D’Assignies

Duly represented by Société Générale de

Gestion SA, its management company,

Itself duly represented by Amundi Asset

Management SAS,

Itself duly represented by Ghislain D’Assignies

[Signature page of the Securities Sale Agreement]

DAVID WRIGHT /s/ David Wright	GEOFF ALLAN /s/ Geoff Allan
VALÉRIE BRÉON NORMAND	FLORIAN BATTUNG

/s/ Valerie Breon Normand	/s/ Florian Battung
THE PERSONS LISTED IN Schedule 1 UNDER NUMBER 5 TO 34

/s/ Geoff Allan
Duly represented by: Geoff Allan

[Signature page of the Securities Sale Agreement]

The Purchaser HABSONT UNLIMITED COMPANY

/s/ Robert Willis
Duly represented by:
Robert Willis, Director

The Purchaser Guarantor PERRIGO COMPANY PLC
/s/ Murray S. Kessler
Duly represented by:
Murray S. Kessler Chief Executive Officer and President